Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(1) WHITE HAT GAMING LIMITED

- and -

(2) VIP PLAY, INC.

PLAYER ACCOUNT MANAGEMENT SERVICES AGREEMENT

THIS PLAYER ACCOUNT MANAGEMENT SERVICES AGREEMENT is made on the date of the last signature of the Parties (the “Effective Date”)

BETWEEN:

(1)	WHITE HAT GAMING LIMITED a company incorporated and registered in Malta with company number C73232 and whose registered office is at 85 St John, Valetta VLT1165, Malta (“WHG”); and

(2)	VIP PLAY, INC., f/k/a KeyStar Corp., a corporation incorporated and registered in the State of Nevada in the United States of America with entity number E6075522020-4 and whose registered office is at 701 S Carson St., Ste 200, Carson City, NV, 89701, USA (the “Customer”),

each a “Party” and together the “Parties.”

WHEREAS:

(A)	WHG is a provider of Internet-based interactive gaming services including but not limited to the operation of a platform delivering ‘Player Account Management’ services.

(B)	The Customer and its Affiliates wish to provide online gambling services to End Users (as defined at clause 1.1) located in regulated markets including but not limited to sports betting and casino games.

(C)	WHG and the Customer have entered into this Agreement to set out the terms and conditions on which WHG shall provide the Customer and its Affiliates with PAM Services including the provision of (i) the Gaming Site (as defined at clause 1.1); and (ii) the software and related technical development required in order to seamlessly integrate the Sports Wagering System (as defined at clause 1.1) into WHG’s PAM Platform (as defined at clause 1.1) to support the Customer’s iGaming, mobile sports betting and other interactive gaming activities. Such technical integration shall enable End Users logged into the PAM Platform to, inter alia, access and stake wagers on the Games (as defined at clause 1.1) and seamlessly login to the Sports Wagering System for the submission of sports bets and processing and settlement of those bets.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	The following definitions and rules of interpretation apply in this Agreement:

“Additional State” means any State within the United States of America that is not an Initial State and that is nominated by the Customer and approved by WHG in accordance with clause 9.1 pursuant to which the Gaming Site shall be made available.

“Affiliates” means in the case of Customer, Keystar TN LLC and any other entity directly or indirectly Controlled by Customer, or under common Control with Customer who WHG agrees in writing may be classified as an Affiliate for the purposes of this Agreement. In the case of WHG it means any Person or entity directly or indirectly Controlling, Controlled by or under common Control of WHG.

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For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the person or entity, whether by voting, management authority, contract, or otherwise.

“Agreement” means this Player Account Management Services Agreement and its schedules, as may be amended from time to time pursuant to its terms.

“Applicable Law(s)” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license, or other operating authorization (including any governmental approval) issued under any of the foregoing by any Government Entity having or asserting jurisdiction over the matter or matters in question, whether now or in the future and in each case as amended, interpreted and enforced at the relevant time, including all applicable laws from time to time in force in the Territory.

“Approved Deductions”[****].

“Approved Host Provider” means a third-party that is approved by both Parties to provide the Data Warehouse. For the avoidance of doubt, Continent 8 Technologies is an Approved Host Provider.

“AWS” means Amazon Web Services, Inc. or any of its affiliates or subsidiaries.

“AWS Outpost(s)” means the hub server which is the physical server in the Initial State and spokes which are physical servers in one or more Additional States.

“Bonus Deductions” means (i) any sign-up bonuses, retention bonuses, free or comped contests and tournament entry fees, or comped tournament dollars, redeemable vouchers, cash credits, free wagers, free spins, free bets, or other monetary inducements awarded to End Users by the Customer in respect of the Gaming Site that can be redeemed for goods, cash, or bonuses in the End User’s Online Account for future plays on or otherwise withdrawn from the End User’s Online Account by End Users.

“Brand Features” means Customer’s UI, all designs, design elements, branding, logos, marks, user interface, content, or other brand elements or features provided by Customer or any of its Affiliates to WHG for use on and/or in relation to the Gaming Site pursuant to the rights granted at clause 6.1, including all Intellectual Property Rights therein.

“Business Day” means any day other than a Saturday or Sunday or any federal government holiday in the United States of America.

“Certification Costs” means the pass-through costs incurred by WHG on behalf of the Customer to the extent required to certify the Gaming Site (including any recurring and/or renewal costs), including but not limited to the following: (i) certification(s) required to be carried out by a third-party testing house and/or Gaming Authority (or other competent authority) as a result of any technical functionality or features required by the Customer; (ii) certification(s) required as a result of Customer’s nomination of an Additional State (including any renewal costs for Initial Sates and/or Additional States); (iii) third-party annual security audits carried out in the Initial State and any Additional States (the cost of which shall be pro-rated in any State where the Customer is part of a multi-tenant arrangement with WHG); and (iv) third party testing laboratory costs for integrating any Third Party Tools including but not limited to content providers, know your customer (KYC) providers and payment processors.

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“Change of Control” means the sale of all or substantially all the assets of a Party or its direct or indirect parent entity(s); any merger, consolidation or acquisition of a Party or its direct or indirect parent entity(s) with, by or into another corporation, entity or person whereby ultimate Control of such Party changes; the ownership of the voting securities representing more than fifty percent (50%) of a Party or its direct or indirect parent entity(s) is acquired by any person or entity or group of persons and/or entities in one or more related transactions; the right or ability to appoint or control at least a majority (equal or greater than 50%) of the board of directors or other similar governing body that oversees a Party or its direct or indirect parent entity(s) is obtained by any person or entity or group of persons and/or entities in one or more related transactions; provided, however, that notwithstanding the foregoing, a Change of Control as a result of an internal reorganization where the ultimate Control remains with the same entities or persons, will not be deemed a Change of Control for purposes of this Agreement.

“Chargebacks” means the full cost without mark-up of deposits or wagers made by End Users on the Gaming Site, using a credit/debit card, an ACH transfer or any other payment method that are later refunded (whether at the request of an End User, a card holder, an account holder, a Governmental Entity, a bank, including, but not limited to, an issuing bank or merchant bank, or a payment processor), plus any additional so-called chargeback fees levied by a bank, a credit/debit card issuer or payment processor for such credit reversal, less any funds recovered from the relevant End User balance.

“Claims” means any claim, action, suit or proceeding brought by a third party, regulatory enforcement action, or notice of violation from any governmental entity, including a Gaming Authority.

“Competitor” means any business that directly offers, within the U.S., any type of business-to-consumer online/mobile real money wagering (including, without limitation, casino styled games or sports wagering).

“Confidential Information” means all non-public knowledge, information, or materials of whatever nature and in whatever form (whether oral or written) relating to the disclosing party, any of its Affiliates or the business carried on by any of them from time to time and made available or provided by or on behalf of the disclosing party or any of its Affiliates to the receiving party, whether before or after the Effective Date and whether or not marked or otherwise designated as confidential at the time of disclosure, that a reasonable person would understand from the nature and circumstances surrounding such disclosure to be confidential in nature, and all analyses and other documents prepared by or for the receiving party to the extent containing such non-public knowledge, information, or materials. Confidential Information includes, without limitation, the terms of this Agreement, Transaction Data, Traffic Data, Customer IP and WHG IP (in each case to the extent not subject to an exception set forth in Section 16.3 and:

(i)	proprietary technology and products including inventions (whether patentable or not), technical data, data record layouts, trade secrets, know-how, research, prototypes, improvements, processes, plans, designs, requirements, architecture, structures, models, methods, processes, product plans, databases and database tables, ideas or concepts, products, services, software, inventions, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering and hardware configuration information; and

(ii)	business or financial statements and projections, product pricing and marketing, financial or other strategic business plans, subscriber numbers and forecasts, content providers and business models.

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“Custom Development” means any Development works carried out by WHG at the request of the Customer in accordance with clause 8.

“Customer Content” means content (such as logos, photographs, images, illustrations, graphics, audio clips, video clips, or text) owned by or licensed to the Customer, its Affiliates, or their agents and provided to WHG for incorporation into a Custom Development or the Gaming Site.

“Customer Information” means the Personal Information, Transaction Data, Traffic Data, Personal Information and Sensitive Personal Information owned or provided by the Customer, which WHG has access to, obtains, uses, maintains or otherwise processes in connection with the provision of the PAM Services.

“Customer IP” means all Intellectual Property Rights owned by or licensed to Customer, whether in existence prior to the Effective Date or developed during the Term, including, without limitation, the Customer Content, the Customer UI and other Brand Features (but excluding WHG IP).

“Customer UI” means the graphical user interface of the Gaming Site as provided at Schedule 6.

“Data Warehouse” means the database servers and related devices to be physically located and installed in the Hosting Facility which communicates with the Hardware Platform for data logging purposes, and to the extent necessary to provide the PAM Services are managed, operated and maintained by WHG or a relevant third party provider such as Amazon Web Services (as applicable) in order to ensure all requisite data generated by the PAM Platform can be recovered in the event of a disaster affecting the Hosting Facility and/or Hardware Platform.

“Delivery Manager” means those representatives of each Party whose role is dedicated to the delivery of each Party’s respective obligations under this Agreement.

“Development” means any development, improvement, addition, augmentation, alteration, modification, version, release, and/or derivation carried out by WHG, including any management time, which shall include but not be limited to the augmentation of the Hardware Platform or Data Warehouse, implementation of design improvement, functional development or content development works to the Gaming Site, development to the Online Account, development of database querying tools/reports, any migration related work, or the development of new fiscal/operational reports for the Management Information System.

“Documentation” means service descriptions, product descriptions, manuals, training materials, instructions, and drawings provided or published by WHG that relate to the PAM Services and PAM Platform and the implementation, use, operation, features, functionality, capabilities and maintenance thereof.

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“Effective Date” means the date on which the last Party signs this Agreement.

“End User” means an individual user who: (i) has registered as a player/user on the Gaming Site; and (ii) has accepted the terms of use of the Gaming Site.

“Exclusive Region” means the United States of America, excluding the State of Florida.

“Fees” means the Platform Fee, the Minimum Revenue Guarantee, the Monthly Maintenance Fee, the Certification Costs, and the Licensing Costs.

“First Year” means the twelve Monthly Periods following the Initial Launch Date.

“Force Majeure Event” means any act, event, omission, or accident beyond the reasonable control of a Party, including, to the extent that these are beyond such control, nuclear accident, or acts of God, epidemic, pandemic, declared war, riot, fire, flood, storm, or telecommunications malfunction or unavailability, except that:

(i)	neither lack of funds nor a default or misconduct by any third party employed or engaged as an agent or independent contractor by the Party claiming a Force Majeure Event shall be a cause beyond the reasonable control of that Party unless caused by events or circumstances which are themselves a Force Majeure Event;

(ii)	mere shortage of labor, materials, equipment, or supplies shall not constitute a Force Majeure Event unless caused by events or circumstances which are themselves a Force Majeure Event; and

(iii)	strikes, lockouts or other industrial disputes involving the work force of the Party claiming a Force Majeure Event or of any of its subcontractors or suppliers shall not constitute a Force Majeure Event for the purposes of this Agreement.

“Front End” means the graphical user interface of the Gaming Site containing various web pages or content comprised of text and graphics, technical functionality and related features designed for enabling the registration of End Users, for creating and enabling access to End User’s Online Accounts, for accessing the Sportsbook and, if applicable, the Games, and the like.

“Front End Services” means those services set out in Part B of Schedule 1.

“Games” means any game of chance that is of a type of game that is played in casinos (including, but not limited to: roulette, baccarat, blackjack, craps, big six wheel, keno, slot machines, mini-baccarat, red dog, pai gow, and sic bo), including any variations or composites of such games belonging to WHG and/or the Nominated Content Providers as may be made available to End Users via the Gaming Site from time to time; for the avoidance of doubt, “iGaming” games are considered Games.

“Gaming Approval” means, as applicable, any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions, and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies, and associated equipment in the operation of a casino or other gaming enterprise (including online gaming services) in the Territory.

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“Gaming Authority” means, collectively, those federal, State, local, and other governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities or the ownership of an interest in any Person that conducts gaming in any jurisdiction in the Territory.

“Gaming License” means the Operator Licenses and the Platform Provider License (as the case may be).

“Gaming Site” shall mean a desktop-formatted & mobile-device-formatted website, and native mobile application in both iOS and Android formats, the Front End of which shall be created by WHG for the Customer based on the Customer UI, containing various web pages or content comprised of text and graphics, technical functionality and related features designed for enabling the registration of End Users, the Online Account, and End Users’ access and use of the Sportsbook and, (to the extent applicable) the Games, and Internet or mobile gaming.

“Gaming Tax” means any statutory gaming tax (federal or State) and/or any government fees and/or levies and gaming duties (if any) and/or any integrity fees or league fees payable to professional and collegiate sports leagues or sport’s governing body or their designee, each incurred in the Territory directly in relation to the provision of the Games and the Sportsbook but excluding (i) all corporation and capital taxes or any other duties or taxes that do not specifically relate to the provision of the Games and the Sportsbook, and (ii) any gaming license fees or costs payable in connection with any Gaming License.

“Good Industry Practice” means the exercise of that degree of care, diligence, and skill which would reasonably and ordinarily be expected from a skilled, professional, and experienced service provider in the same industry as WHG under the same or similar circumstances.

“Governmental Entity” means any federal, tribal, State, local, or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive, legislative, judicial, regulatory, administrative, or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality, or administrative body of any of the foregoing, including any Gaming Authority.

“Gross Gaming Revenue” or “GGR”[****].

“Hardware Platform” means the servers, operating system software and related hardware devices (including software and firmware embedded in such devices) that are necessary to operate the PAM Platform and integrate the PAM Platform or the PAM Services with third party services and software in accordance with this Agreement which shall: (i) be physically located and installed in the Hosting Facility, (ii) procured by WHG from AWS, (iii) be owned by AWS, and (iv) to the extent necessary to provide the PAM Services, installed, configured, tested, managed, operated, and maintained by WHG or a relevant third party provider of WHG such as AWS (as applicable).

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“Hosting Facility” means the hosting facility procured by Customer in accordance with clause 3.2.

“Hosting Infrastructure” means the Hardware Platform and the Data Warehouse.

“Initial Implementation Fee” means the implementation fee detailed in clause 10.1.

“Initial Launch Date” means the first date on which any End User places a real-money deposit into his/her Online Account on the Gaming Site.

“Initial State(s)” means the State of Tennessee and West Virginia or any other State(s) as may be mutually agreed in writing between the Parties.

“Intellectual Property Rights” means all intellectual property rights, including patents (pending or granted), rights to inventions, moral rights, supplementary protection certificates, petty patents, utility models, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights and related rights, rights in computer software, database rights, design rights, trademarks, service marks, logos, domain names, business names, and trade names (in all cases whether or not the right is registered, and including applications and the right to apply for registration of any such rights) and all rights and forms of protection of a similar nature or having similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any extensions or renewals and “Intellectual Property” shall be construed accordingly.

“Jackpot Contributions” means pooled or local jackpot contributions for selected Games (as applicable) less Jackpot Payouts.

“Jackpot Payouts” means the total amount of Payouts paid to End Users in respect of pooled or local jackpots.

“Kambi” means Sports Information Services Limited, a company incorporated and registered in Malta with company number C58381 and whose registered office is at 3rd Floor, Quantum House, Abate Rigord Street, Ta’Xbiex, Malta, XBX1120 and any of its affiliates.

“Launch Plan” means the written plan to be agreed in writing between the Parties relating to the launch of the Gaming Site in accordance with clause 2.1 including but not limited to the identity of the Initial State, the existing rebranded, WHG product inclusive of the Front End using the mutually agreed Customer UI for iOS, Android, and Web to be made available on the Initial Launch Date, including mock ups and wire frames, development and functionality roadmap, user acceptance testing criteria, and each Party’s contributions, processes, testing, timelines, and costs.

“Licensing Costs” means all external costs and expenses incurred or to be incurred by WHG in the Territory in obtaining and maintaining a Gaming Approval including but not limited to initial licensing fees, recurring fees, and any costs associated with complying with investigative proceedings.

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“Losses” means all costs and expenses, losses, judgments, liabilities, obligations, damages, deficiencies, penalties, fines, (including reasonable fees and expenses of attorneys or solicitors and other professionals) resulting directly from third party claims.

“Managed Services” means the managed services to be provided by WHG where mutually agreed in consideration of the payment of fees by the Customer to WHG for the provision of such managed services, with such managed services and the relevant fees to be mutually agreed in an addendum to this Agreement.

“Management Information System” means the web-based and password-protected information reporting system supplied by WHG forming part of the PAM Platform which can be downloaded by the Customer.

“Minimum Revenue Guarantee” means the monthly sum detailed and payable in accordance with clause 10.4.

“Monthly Maintenance Fee” means the monthly maintenance fee detailed in clause 10.2.

“Monthly Period” means each full calendar month.

“Negative Rollover Balance” has the meaning given to it in clause 10.10.

“Net Gaming Revenue” or “NGR” means Gross Gaming Revenue less[****] .

“Nominated Content Provider” means any third-party provider of Games whose content is integrated with the PAM Platform.

“Online Account” shall mean the account created within the Gaming Site and held by an End User within the PAM Platform.

“Online Poker Software” means the online poker software owned and operated by Poker Service Provider including but not limited to provision of the online poker games, table wagering and stake settlement, all requisite data feeds (including hand by hand breakdowns) together with any other required tooling.

“Operator License” means all approvals, authorizations, gaming licenses, transactional waivers, permits, consents, findings of suitability, registrations, and clearances required and issued by the relevant Gaming Authority in relation to the interactive gaming operator services to be undertaken by the Customer in the relevant State(s) within the Territory.

“PAM Platform” means WHG’s proprietary player account management platform, including all software and data therein, provided by WHG or made accessible to Customer hereunder that: (i) will be used by the Customer to offer the Sportsbook and the Games to End Users; and (ii) will facilitate “back office” functionality for the offering of the Gaming Site, such as player verification and registration, transaction systems, accounting tools, reporting tools, customer support tools, content management, and bonusing tools and systems.

“PAM Services” means those the services provided by WHG to Customer under this Agreement, including, without limitation, (i) the technical services provided by WHG pursuant to this Agreement set out at Part A of Schedule 1; (ii) the Front End Services set out at Part B of Schedule 1; (iii) the provision, maintenance, and support of the PAM Platform.

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“Payouts” means the total of all sums actually paid out as winnings to End Users.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Personal Information” means data defined as such in Schedule 2, including but not limited to any personal data submitted by End Users via the Gaming Site, which are subject to, or intended to be subject to, processing by WHG for or on behalf of the Customer.

“Platform Fee” means the monthly fee payable by the Customer to WHG in respect of the provision of the PAM Platform and the PAM Services which shall be calculated and payable in accordance with clause 10.3.

“Platform Provider License” means all approvals, authorizations, gaming licenses, transactional waivers, permits, consents, findings of suitability, registrations, and clearances required and issued by the relevant Gaming Authority in relation to the provision of interactive gaming platform services to be provided by WHG pursuant to this Agreement.

“Poker Integration” means the integration of the Online Poker Software provided by the Poker Service Provider with the PAM Platform.

“Poker Service Provider” means the provider of the Online Poker Software.

“Promptly” shall mean as soon as reasonably practicable, and in any event, within five (5) Business Days, after the relevant date or event.

“Regulatory Fines” means any assessments, orders, penalties, fines, or settlement amounts imposed by or agreed with any Gaming Authority or other competent authority.

“Second Year” means the twelve Monthly Periods following the First Year.

“Service Level Agreement” or “SLA” means the service level agreement forming part of this Agreement that is annexed at Schedule 3.

“Sportsbook” means the sports betting products delivered via the Sports Wagering System and integrated with the PAM Platform in accordance with the terms of this Agreement.

“Sportsbook Integration” means the integration of the Sports Wagering System with the PAM Platform.

“Sports Wagering Provider” means Kambi or any substitute provider mutually agreed to in writing by the Parties.

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“Sports Wagering System” means the sports wagering system owned and operated by the Sports Wagering Provider including but not limited to bet submission and bet settlement functionality, and all requisite data feeds together with all requisite trading tools.

“Stakes” means any amount bet or otherwise wagered by an End User on the Gaming Site.

“State” means a state within the United States of America.

“Statement of Work” shall mean a written description of the project requested by the Customer in a form or format to be agreed and signed by the Parties from time to time.

“Subsequent Launch Date” shall mean, as applicable to each Additional State, the first date on which the Gaming Site is launch for public use in the Additional State whereby an End User may place a wager on the Gaming Site while the End User is physically located in the Additional State.

“Term” has the meaning given to it in clause 13.1.

“Territory” means the Initial State(s) and, as applicable from time to time, any Additional State.

“Third-Party Tools” means any software programs or applications that are not proprietary to WHG and may be integrated with the PAM Platform in accordance with clause 7 and used in connection with the Gaming Site including, but not limited to, know your customer (KYC) service providers and payment processors.

“Third Year” means the twelve Monthly Periods following the Second Year.

“Traffic Data” means data relating to an End User’s use of the Gaming Site, whether aggregated or otherwise, including without limitation click-throughs, use of links, conversion rates of visitors to customers, and such other information as the Customer may reasonably require as far as it is available to WHG.

“Transaction Data” means data (other than Personal Information) collected in relation to any activity on the Gaming Site and/or financial transaction made by End Users.

“Unsuitable” means a Person who (i) is required to obtain a Gaming Approval, and fails to be found suitable by any Gaming Authorities or for any such Gaming Approval, (ii) is denied any Gaming Approval by any Gaming Authority, (iii) is disqualified from eligibility for any Gaming Approval by a Gaming Authority, (iv) is determined by a Gaming Authority to be unsuitable to be affiliated with a Person engaged in gaming activities in any jurisdiction, or (v) causes a Party or any of its Affiliates to lose or to be threatened with the loss of any Gaming Approvals by a Gaming Authority; in each case a Person is only deemed Unsuitable on the basis of suitability as a result of impropriety and not as a result of a restriction in the number of available Gaming Approvals or other non-propriety based disqualification criteria applied by a Gaming Authority.

“WHG IP” means the following and each of them: (i) the PAM Platform including the Management Information System; (ii) all software, works, inventions, discoveries, technologies, documents or other material in any medium created by or on behalf of WHG in contemplation of and/or during the Term as a direct or indirect result of performing any obligation under the Agreement or acceding to any commission or request made or placed by the Customer on WHG (but excluding Custom Development for which ownership shall be managed in accordance with Clause 6.5) pursuant to the Agreement; and (iii) all Developments and Custom Developments made by or on behalf of WHG except to the extent they contain Customer IP, which shall be owned by the Customer or in connection with any of the foregoing.

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“WHG Supplied Third Party Product” has the meaning given to it in clause 7.8.

“Year” means (i) the period of 12 calendar Monthly Periods commencing on the Initial Launch Date, and (ii) each consecutive period of 12 calendar Monthly Periods thereafter during the Term.

1.2	References to clauses and Schedules in this Agreement are to clauses of and schedules to this Agreement.

1.3	The headings to the clauses of this Agreement are for ease of reference only and shall not affect the interpretation or construction thereof.

1.4	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.5	Words importing the singular shall include the plural and vice versa, words importing any gender shall include all other genders, words importing persons shall include bodies corporate, unincorporated associations, and partnerships and vice versa.

1.6	References to the whole shall include the part and vice versa.

2.	LAUNCH PLAN AND DELIVERY

2.1	Following the Effective Date and for a period of two (2) months thereafter, the Parties shall work together to prepare and agree on the Launch Plan for the Initial State(s).

2.2	Each Party shall use reasonable commercial efforts to perform each of its respective contributions under the Launch Plan in accordance with the timescales and milestones set out therein.

2.3	Each Party shall act in good faith and use commercially reasonable efforts to take such action as is reasonably required by the other Party to enable the requesting Party to fulfil its contributions under the Launch Plan.

2.4	Where WHG is required by Applicable Law to make a change to the PAM Platform prior to the Initial Launch Date that would result in a material decrease to the functional and/or technical features of the PAM Platform, WHG shall Promptly notify the Customer of such proposed change.

2.5	Each Party shall, as soon as reasonably practicable after the Effective Date, appoint a Delivery Manager to ensure the timely and successful launch of the Gaming Site and to oversee the conduct of the Parties in respect of all matters relating to the provision of the Gaming Site throughout the Term and whose responsibility it shall be to review and ensure the due and proper performance by each Party of its contributions pursuant to this Agreement.

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2.6	Each Party shall ensure that its respective Delivery Manager shall attend a review meeting on a fortnightly basis by telephone or video conference during the Term at a date and time agreed by the Delivery Managers (acting reasonably). Each such meeting shall include general discussions as to the extent to which the contributions of the respective Parties are being met on time and on budget, whether either party has awareness of any circumstances that could prevent project from being concluded on time and on budget, and the remedial action (if any) that will be taken by the Parties. Nothing herein shall prevent either Party from requesting an unscheduled meeting to discuss urgent matters on an as-needed basis, acting in good faith.

2.7	At the request of WHG, the Customer shall procure that a suitably qualified representative of Kambi, the Customer’s initially selected Sports Wagering Provider, and, if the Customer has contracted with any Nominated Content Provider and/or any provider of Third Party Tools, shall procure a suitably qualified representative of the Nominated Content Provider or provider of Third-Party Tools to attend any review meeting where WHG deems it desirable and necessary for the purposes of discussing matters relating to the Sports Wagering System and/or the Games and/or the provision of Third Party Tools.

2.8	In the event that Games:

2.8.1	are permitted under the Applicable Laws in the Territory;

2.8.2	the Customer notifies WHG in writing that it wishes to include Games as part of the Gaming Site;

2.8.3	WHG is permitted to make available those Games that may be offered;

2.8.4	the suppliers of the Games make the relevant APIs available to WHG in accordance with Good Industry Practice; and

2.8.5	the Games are made available by the suppliers of the Games;

the Parties agree that WHG shall integrate and make the Games available in a reasonable and timely manner (subject to payment of fees for Game integration in accordance with Clause 8) that, under Applicable Law, are permitted to be offered in such Territory, as well as providing for the integration of mutually agreed third-party Games as provided in clause 7.

3.	HARDWARE PLATFORM AND HOSTING

3.1	Subject to clauses 3.2 and 3.5, and at the Customer’s cost in accordance with Schedule 5, WHG shall supply the Customer with AWS Outpost (Hardware Platform) and AWS Hub which shall include the following services in respect to the Initial State(s) and any Additional States:

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3.1.1	procurement of all of the servers, networking devices, and other requisite physical hardware devices comprising the Hardware Platform and support and maintenance plans on the same. Subject to and in compliance with the requirements of Applicable Law, the Customer may elect (a) cloud based hosting where all Hosting Infrastructure is located in a Hosting Facility that is an AWS data center or a hub and spoke hosting model where certain Hosting Infrastructure is located in a Hosting Facility that is an AWS data center and the remaining Hosting Infrastructure is located in an Hosting Facility in the Territory(ies), and (b) to require WHG to supply dedicated hardware or a multi-tenant solution (and, in the case of a multi-tenant solution, with nothing logically shared between WHG’s customer instances, but, rather, with each such instance having its own dedicated database and platform on shared hardware);

3.1.2	set up of all Hosting Infrastructure and configuration of the Hosting Infrastructure;

3.1.3	deployment of the Hardware Platform into suitable rack space within the Hosting Facility;

3.1.4	deployment of the Data Warehouse into suitable rack space within the Hosting Facility;

3.1.5	testing of the Hosting Infrastructure; and

3.1.6	notification that the Hosting Infrastructure has been successfully installed, tested, and prepared for remote deployment of the PAM Platform by WHG.

3.2	Customer shall be solely responsible for procuring and contracting with an Approved Host Provider in relation to provision of the Data Warehouse and relevant hosting services. All costs associated with the procurement and deployment of the Hosting Infrastructure (including the Data Warehouse) shall be borne by the Customer which shall be charged to the Customer in accordance with the estimated monthly fees shown at Schedule 5 and shall be payable by the Customer within twenty (20) days after receipt of an invoice from WHG. In the event that another customer of WHG utilizes the Hosting Infrastructure or Hosting Facility in connection with the operation of its own gaming operation, WHG shall fairly pro-rate such costs to reflect the benefit. All legal and beneficial title to the Hardware Platform (and associated capital expenditure items) shall be vested in AWS.

3.3	In relation to the operation of the Hosting infrastructure, WHG shall (subject to clause 3.5) throughout the Term maintain, monitor, operate and manage the Hosting Infrastructure in accordance with the SLA and shall have appropriate contractual obligations with the provider of the Hosting Infrastructure to comply with Applicable Laws.

3.4	In the event that the Parties agree to upgrade the technical performance and/or technical capacity of the Hosting Infrastructure in order to improve the operational performance and/or augment the technical capacity of the PAM Platform, WHG shall undertake at the Customer’s cost, such material upgrade through selective procurement and/or replacement and/or addition of all such hardware devices it reasonably believes are required in order to meet the requirements of the Customer. Notwithstanding the foregoing, WHG must obtain the Customer’s approval (which the Customer shall not unreasonably withhold or delay) prior to upgrading any AWS Outposts but shall not be required to obtain the Customer’s pre-approval to upgrade an AWS Hub.

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3.5	In the event the Customer controls physical and/or remote access to the Hosting Infrastructure, the Data Warehouse, or the Hosting Facility, either as a result of regulatory requirements or otherwise, the Customer shall, provide WHG with such physical and remote access to (and authorizations to access) the Hosting Infrastructure (including the Data Warehouse) and/or the Hosting Facility, as WHG reasonably requires from time to time for the purposes of performing its obligations under this Agreement, including but not limited to providing and maintaining all necessary permissions, approvals (including administrative privileges) and access from the Approved Host Provider to an approved list of WHG employees so they can perform the obligations in Clauses 3.1.2 – 3.1.6 and manage the Data Warehouse as if they were the Customer.

4.	PARTIES’ OBLIGATIONS

WHG Obligations:

4.1	WHG shall:

4.1.1	ensure that the PAM Platform performs in accordance with the specifications outlined in Part A - Schedule 1 and Service Level Agreement;

4.1.2	perform its obligations and provide the PAM Services in accordance with Good Industry Practice and the terms of this Agreement;

4.1.3	subject to the payment of the relevant fees by the Customer to WHG (as mutually agreed in an addendum) for the provision of the Managed Services, provide the Managed Services where mutually agreed in a managed services addendum and in accordance with such terms of the addendum, until terminated by the Customer in accordance with a mutually agreed managed services addendum, or until termination or expiry of this Agreement;

4.1.4	ensure that the PAM Platform complies with Applicable Law in each jurisdiction within the Territory in which the Gaming Site is launched;

4.1.5	ensure that the PAM Platform and other systems or equipment provided by WHG to the Customer shall be correctly installed and configured in accordance with this Agreement;

4.1.6	use reasonable commercial efforts to meet the due dates set out in the Launch Plan to the extent that such compliance is within WHG’s control;

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4.1.7	comply with its obligations set forth in this Agreement including those set out in Schedule 2 in relation to compliance with Privacy and Security Law; and

4.1.8	comply with Applicable Laws, regulatory requirements and industry standard information security and privacy practices, including but not limited to, to the extent applicable, the California Consumer Privacy Act (“CCPA”).

4.2	In relation to the PAM Platform and in consideration of the Platform Fee, WHG shall supply the Customer with the following services:

4.2.1	provision and configuration of the PAM Platform;

4.2.2	installation of the PAM Platform on the Hosting Infrastructure;

4.2.3	testing and configuration of the PAM Platform following installation on the Hosting Infrastructure in order to ensure the PAM Platform is complete and delivered as required by the Customer;

4.2.4	subject to payment of the Certification Costs by Customer, certification that the PAM Platform has been accredited, tested and certified by a reputable third-party software testing organization acceptable to the applicable Gaming Authority(ies) for the purposes of ensuring compliance with the relevant Gaming Authority’s technical standards;

4.2.5	ongoing support and maintenance of the PAM Platform including the implementation of modifications, updates, and upgrades as may be reasonably necessary in accordance with Good Industry Practice and the SLA;

4.2.6	provision of initial training (remotely wherever possible) to the extent reasonably required by the Customer to ensure that its personnel are sufficiently proficient to utilize the PAM Platform’s features including but not limited to the development of marketing campaigns, the set-up and running of reports, and the integration of software developed by the Customer;

4.2.7	subject to payment of fees for Custom Development in accordance with Clause 8, ongoing reasonable cooperation with the Customer’s third-party service providers, as requested by the Customer from time to time;

4.2.8	provision of training guides and an initial training session on the PAM Platform, along with recordings of the training sessions;

4.2.9	the provision of all data and reporting information via the Management Information System as may be reasonably required by the Customer to meet its operational requirements, such as key performance indicator (KPI) reporting; and

4.2.10	the provision of all data and reporting information via the Management Information System as may be reasonably required by the Customer to meet its regulatory reporting requirements such as state revenue reporting.

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4.3	In relation to the Gaming Site, WHG shall provide the following services:

4.3.1	provision of the APIs (and all reasonably required documentation) to the Customer to enable the Customer to integrate the Gaming Site with the PAM Platform if WHG is not responsible for the Gaming Site;

4.3.2	quality assurance testing of the Gaming Site following release onto the PAM Platform;

4.3.3	provide the Front End Services and redesign based on WHG’s core Appbuild and development code (including designs) of the Front End in readiness for the Initial Launch Date subject to payment of the Initial Implementation Fee; and

4.3.4	provide maintenance of the Front End subject to payment of the Monthly Maintenance Fee (which shall increase each calendar year by an amount equivalent to any increase in the US CPI). Notwithstanding the foregoing, maintenance of the Front End shall not cover any Custom Development which shall be subject to clause 8.

4.4	For all services and system enhancements in addition to the PAM Services requested by the Customer, WHG shall (subject to the terms in clause 8) provide ongoing assistance to the Customer during the Term in respect of all documentation, financial, management, operational or other non-technical administrative issues relating to the services provided by WHG to the Customer.

4.5	Notwithstanding anything else to the contrary in this Agreement, in the event that Customer’s failure to perform Customer’s obligations prevents WHG from timely performing the Services, WHG will be excused from its failure to timely perform those PAM Services directly impacted by such Customer failure for the duration of Customer’s performance failure.

Customer Obligations:

4.6	The Customer shall ensure that it keeps WHG fully informed at all times of its prioritization of the development of features and functionality to be developed by WHG in accordance with clause 8.

4.7	The Customer shall keep WHG informed of any Customer’s plans to request addition of Additional States that it intends to trigger pursuant to clause 9.1 in order to provide WHG with as much time as is reasonably necessary to ensure that the PAM Platform meets the technical standards of the relevant Additional State(s) and to ensure that it has obtained all necessary Gaming Approvals in order to make the PAM Platform available in such Additional States.

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4.8	The Customer shall as soon as reasonably feasible following the Effective Date enter into a binding agreement with its initial Sports Wagering Provider for the provision of the Sportsbook and shall inform WHG Promptly upon satisfaction of this obligation. WHG has already fully integrated the Kambi sportsbook with the PAM Platform. Any additional costs associated with the Sportsbook (including any bespoke work and bespoke development related to the Sportsbook) and any such arising obligations with Kambi will be the sole responsibility of the Customer. Any failure to comply with this clause 4.8 shall constitute a material breach capable of termination in accordance with clause 13.2.1. To the extent such bespoke work or bespoke development is required to be completed by WHG, the fees resulting from such work or development and paid by the Customer shall be established by advance mutual agreement or subject to the applicable rate card in Schedule 4.

4.9	To the extent the agreement between Customer and a Sports Wagering Provider terminates, Customer shall secure a substitute provider of the Sports Wagering System and the Parties will discuss in good faith a timetable to complete the Sportsbook Integration with respect to such substitute Sports Wagering System and, so long as WHG has not already integrated the PAM Platform with such substitute Sports Wagering Provider, Customer shall request such integration work following the same procedure as that set out in clause 8. For the avoidance of any doubt, the Parties agree to discuss appropriate amendments to this Agreement (including to any commercial terms) to reflect Customer’s use of such substitute Sports Wagering System and for the purposes of ensuring that the commercial benefit to WHG is not negatively impacted as a result of such change. WHG shall be permitted to terminate this Agreement immediately on written notice, without liability, in the event the Parties cannot agree to such amendments within ninety (90) days. Any costs associated with the Sportsbook and any such arising obligations with the Sports Wagering Provider are the sole responsibility of the Customer.

4.10	Except for WHG Supplied Third Party Products, the Customer shall throughout the Term be responsible for entering into binding agreements with Nominated Content Providers for the licensing of the Games that it desires on the Gaming Site. The Customer shall also be responsible for entering into binding agreements with suppliers of Third Party Tools for use in connection with the PAM Platform and shall ensure that such agreements permit the integration of the Games and Third Party Tools with the PAM Platform and/or the Gaming Site. Such Third Party Tools and Customer contracted Nominated Content Providers will be subject to mutual agreement.

4.11	[****].

4.12	[****].

4.13	Effective on the Customer’s payment of the Front End Purchase Fee, WHG shall automatically grant to the Customer a fully paid-up, royalty-free, worldwide, sub-licensable license to use any Intellectual Property Rights that are comprised in the code of the Front End in order to access, use, copy, support, maintain, modify, distribute, sub-license, or otherwise exploit such Intellectual Property Rights in connection with the operation of the Gaming Site. Upon Customer’s payment of the Front End Purchase Fee, WHG shall provide a copy of the source code for the Front End to the Customer along with any supporting documentation or other materials necessary for the Customer to exploit the rights it has licensed to the Front End. The Customer agrees and acknowledges that the source code of the Front End shall continue to be wholly owned by WHG and WHG shall not be restricted from using the source code of the Front End following the Front End Transition Date under any circumstances.

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5.	REGULATORY MATTERS

5.1	Subject to clause 5.3, WHG shall ensure that the PAM Platform shall at all times during the Term be compatible with and satisfy all the regulatory requirements of all Applicable Laws.

5.2	Each Party agrees to cooperate with the other in providing such information as each may reasonably require in order to satisfy any information reporting, disclosure, and other related obligations to any applicable Gaming Authority or any other competent authority from time to time. The obligations in this clause 5.2 will survive the expiry or termination of this Agreement for a period of three (3) years from such expiry or termination.

5.3	The Parties acknowledge that the arrangements for the operation and provision of the Hosting Infrastructure, the PAM Platform, Online Accounts, Gaming Site, the Sportsbook, and the Games may need to be materially altered during the Term as a direct result of any future changes to the regulatory environment or Applicable Law in the Territory. In the event that such changes are necessary which materially or adversely affect the commercial operation of this Agreement and/or the ability of either Party to continue to perform its obligations under this Agreement, the Parties shall act in good faith and use all commercially reasonable efforts to mutually agree on how to restructure the arrangements for the operation and provision of the Hosting Infrastructure, PAM Platform, Online Account, Gaming Site, the Sportsbook, and the Games in the manner reasonably necessary for the Parties to perform their respective obligations under this Agreement.

5.4	Each Party shall be responsible for obtaining the Gaming Approvals necessary to carry out its respective obligations under this Agreement including cooperating with all Governmental Entities and using commercially reasonable efforts to comply with all filing deadlines and any requests of a Governmental Entity. The Parties further agree to work together to identify issues, if any and as applicable, which could affect the granting (or timing thereof) of any required Gaming Approval. If either Party identifies any such issues, that Party, shall Promptly provide written notice to the other Party.

5.5	Each Party shall promptly provide the other Party with any notice, correspondence, or other information received from any Gaming Authority or Governmental Entity that reasonably could have a material adverse impact on the PAM Platform or a particular product or the provision of services under the PAM Platform.

5.6	Upon the request of either Party, the other Party shall use its commercially reasonable efforts in assisting and helping the requesting Party in connection with any license application process, including consulting with the relevant Gaming Authority, and taking any actions reasonably required or necessary in order for the other Party to obtain the Gaming Approvals necessary to consummate the transactions contemplated by this Agreement.

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5.7	The Parties shall cooperate with any Governmental Entity that has proper jurisdiction over the PAM Platform, the Gaming Site or a particular product or the provision of services under the PAM Platform contemplated under this Agreement, if there is any bona fide request for information or investigation in relation to such services. In such event, the Party or its Affiliate that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) Promptly give written notice to the other Party of such request or investigation, providing reasonable details.

5.8	Each Party acknowledges that the other Party and its Affiliates conduct businesses that are subject to and exist because of privileged licenses issued by Gaming Authorities. Each Party acknowledges that such Gaming Authorities may revoke, suspend, limit, or restrict any registrant, licensee or person found suitable if associated with an Unsuitable Person or entity. Therefore, each Party may conduct a background investigation on the other Party that would be reasonably necessary to satisfy requirements imposed on that Party or any of its Affiliates by Gaming Authorities, at such requesting Party’s expense.

5.9	The Customer warrants and represents to WHG that:

5.9.1	it and each of its Affiliates, shall maintain throughout the Term all Gaming Approvals and all other permissions, gaming licenses and consents necessary to: (a) use the PAM Platform or a particular product (including the Gaming Site) or the provision of services under the PAM Platform in the Territory or Territories as applicable, and (b) perform any marketing and promotional activities it carries out in the Territory or Territories as applicable;

5.9.2	it and each of its Affiliates shall at all times conduct its business in accordance with Applicable Laws; and

5.9.3	it shall Promptly notify WHG in the event of any changes to any Gaming Approval (including revocation or suspension of any Gaming Approval) or any denial of an application for any Gaming Approval.

5.10	WHG warrants and represents to the Customer that:

5.10.1	subject to the occurrence of each Subsequent Launch Date, it and each of its Affiliates shall maintain throughout the Term all Gaming Approvals with all applicable Gaming Authorities necessary to provide the PAM Platform or a particular product or the provision of services under the PAM Platform to the Customer and its Affiliates in respect of its customers in the Territory;

5.10.2	it and each of its Affiliates shall at all times conduct its businesses in material accordance with Applicable Laws;

5.10.3	it shall Promptly notify the Customer in the event of any changes to any Gaming Approval (including revocation or suspension of any Gaming Approval);

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5.10.4	the PAM Platform does, and shall continue to, comply in all material respects with the Documentation and the specifications outlined in Part A - Schedule 1; and

5.10.5	PAM Platform provides a single travelling wallet (inclusive of mobile), without need to complete a new registration or switch mobile applications between Territories and each End User will have one single account where such End User’s cash, bonus (excluding limitations by third party content providers) and loyalty balances (subject to any third party limitations) seamlessly transfer from one Territory to the next with full tracking and traceability in the applicable Territory’s ledger accounts.

5.11	If either Party becomes aware of any change of Applicable Laws which may impact the legality of WHG providing the PAM Platform or a particular product or the provision of services under the PAM Platform to the Customer or its Affiliates or the Customer or its Affiliates making the Gaming Site available to End Users:

5.11.1	such Party shall, within Promptly after becoming aware of that change of Applicable Laws, provide written notice and reasonable evidence of the change of Applicable Laws to the other Party and the known or anticipated impact of the change of Applicable Laws; provided, however, that the failure to provide such written notice and reasonable evidence shall not excuse a breach of this Agreement (a) by such Party giving notice, or (b) by such Party receiving the notice; and

5.11.2	the Parties shall discuss in good faith how best to proceed in respect of End Users who are located in each affected State(s) and territory(ies) of Territory, including either Party obtaining any required Gaming Approval or preventing End Users in each affected parts of the Territory from accessing the PAM Platform.

6.	GRANT OF LICENSES AND EXCLUSIVITY

6.1	Subject to the terms and conditions of this Agreement, the Customer hereby grants to WHG:

6.1.1	during the Term, a non-exclusive, non-assignable, non-transferable, non-sublicensable worldwide, license to use, reproduce, and display the Brand Features, Customer Content, and Customer Information solely for the purposes of complying with WHG’s obligations under this Agreement; and

6.1.2	during the Term, and for such period only as necessary to comply with any regulatory obligations to which WHG is subject, a non-exclusive, non-assignable, non-transferable, non-sublicensable, worldwide, license to use and process the Traffic Data and Transaction Data solely for the purpose of fulfilling WHG’s obligations under this Agreement.

6.2	Subject to the terms and conditions of this Agreement, including payment of the Fees throughout the Term, WHG hereby grants to the Customer and its Affiliate a limited (except as otherwise stated) non-exclusive, non-assignable, non-transferable (except in connection with a permitted assignment of this Agreement by Customer), non-sublicensable license to use the PAM Platform (and the Intellectual Property Rights contained therein) solely within the Territory for the duration of the Term so that the Customer and/or its Affiliate can make the Gaming Site available for use by End Users in the Territory.

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6.3	No rights are granted to the Customer and its Affiliates except as expressly set out in this Agreement and WHG expressly reserves and retains any and all rights that are expressly excluded from or not expressly granted to the Customer and its Affiliates pursuant to this Agreement.

6.4	The Customer acknowledges that all rights in and to the WHG IP are the property of WHG or its licensors and, except as expressly set out herein, the Customer does not have any interest or license in or to the WHG IP. In the event that any such interest in the WHG IP is or becomes owned by the Customer, it shall hold the same as bare trustee for WHG and at WHG’s cost (if any) and shall, if so requested by WHG and at WHG’s cost, Promptly and unconditionally take any step and/or execute any document that is reasonably requested by WHG to confirm or give effect to this clause 6.4 and/or to evidence such interest, including any assignment or waiver by any employee or agent of the Customer of any such Intellectual Property Right to or in favor of WHG.

6.5	Ownership of the Intellectual Property Rights in any Development specific to the PAM Platform shall be owned exclusively by WHG and, upon completion of development, shall be deemed to constitute a part of the PAM Platform. Ownership of the Intellectual Property Rights in any other Custom Development shall be agreed by the Parties (acting reasonably and in good faith) and set out in the relevant Statement of Work. Except where otherwise agreed in a Statement of Work, Custom Development shall be owned by WHG. To the extent that the relevant Statement of Work explicitly states that the Customer shall own such Custom Development (a “Customer Owned Deliverable”), then, to the extent that any Customer Owned Deliverable is a copyrightable work, the Parties agree that such work is a “work made for hire” for the Customer or its Affiliates under the U.S. Copyright Act (17 U.S.C. §101 et seq.). WHG hereby irrevocably assigns, transfers and otherwise conveys to the Customer (or, if designated by the Customer, an Affiliate) all right, title, and interest throughout the world in and to the Customer Owned Deliverables, including all Intellectual Property Rights therein and thereto. The foregoing assignment to the Customer includes all Intellectual Property Rights, rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Creator Rights”). To the extent that Creator Rights cannot be assigned under Applicable Law, WHG (i) hereby unconditionally and irrevocably waives and agrees not to enforce the Creator Rights against the Customer and its Affiliates and consents to any action of the Customer and its Affiliates that, in the absence of such consent and waiver, would violate any Creator Rights, and (ii) shall cause each Person assigned by WHG to develop any of the Customer Owned Deliverables to do the same prior to delivery of any Customer Owned Deliverables to the Customer. Upon the Customer’s request and at the Customer’s cost, WHG shall Promptly execute any assignment or similar document that is reasonably requested by the Customer to confirm or give effect to this clause 6.5 or to otherwise evidence the Customer’s ownership of the Customer Owned Deliverables. To the extent that any Custom Development is owned by the Customer, Customer hereby grants a worldwide, perpetual, royalty free, sublicensable license for WHG to use the Custom Development for its own purposes.

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6.6	WHG acknowledges that all rights in and to the Traffic Data, Transaction Data, Personal Information, Customer Information, Customer Content, Customer UI (and other Brand Features) are the property of the Customer, its Affiliates or its licensors and, except as expressly set out herein, WHG does not have any interest or license in or to the Traffic Data, Transaction Data, Personal Information, Customer Information, Customer Content, Customer UI or the other Brand Features. No rights are granted to WHG and its Affiliates except as expressly set out in this Agreement and the Customer expressly reserves and retains any and all rights that are expressly excluded from or not expressly granted to WHG and its Affiliates pursuant to this Agreement.

6.7	[****]

7.	SETUP & INTEGRATION

7.1	WHG represents and warrants that it has completed the development and testing of the Sportsbook Integration with the Sports Wagering System provided by Kambi.

7.2	WHG shall use reasonable commercial efforts to carry out the necessary development to make available the Front End and the PAM Platform in accordance with the timetable set out in the Launch Plan, subject to the Customer using reasonable efforts to provide WHG with all necessary documentation, information, materials, and assistance to enable WHG to complete any required development and/or testing.

7.3	WHG shall notify the Customer of any issues arising in relation to the completion of the Sportsbook Integration and the Customer shall be responsible for ensuring that initial Sports Wagering Provider provide WHG with all necessary co-operation and assistance to successfully complete the Sportsbook Integration. If any delay in completing the Sportsbook Integration in accordance with the due dates set out in the Launch Plan occurs at the request of, or because of the acts or omissions of, the Customer, a Customer third party service provider, and/or its initial Sports Wagering Provider, then such dates shall be amended to take account of such delay.

7.4	WHG shall notify the Customer on completion of the Sportsbook Integration and the Parties’ technical representatives shall correspond as soon as reasonably possible.

7.5	WHG shall perform such acceptance or other tests as are required and appropriate in order to ensure that the Sportsbook Integration has been completed successfully and in accordance with all Applicable Laws.

7.6	If the Customer becomes aware of any error or defect in the Sports Wagering System, the Customer will (at its own expense) use commercially reasonable efforts to promptly procure that the Sports Wagering Provider to perform any activity or service deemed reasonably necessary to repair such error or defect within a reasonable timeframe, to restore the Sports Wagering System to good working order and, if applicable, to deliver any repaired software code (including “bug fixes” and/or “patches”) to WHG for installation or other deployment or use.

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7.7	WHG shall notify the Customer of any Third Party Tools incorporated in the PAM Platform and whether such Third Party Tools will be resold or sublicensed to the Customer by WHG or must be procured by the Customer directly, and if provided by WHG, the applicable license fees payable in respect of such Third Party Tools. In the event that the Customer wishes WHG to integrate any Third Party Tools to the PAM Platform, it shall request such integration in accordance with clause 8 and shall pay to WHG the cost price of any third party applications on a pass through basis.

7.8	WHG shall notify the Customer of any Third Party Tools and third party Games (collectively, “Third Party Products”) that have been integrated into the PAM Platform and, for each Third Party Product, whether the Customer has the option to have WHG resell or sublicense such Third Party Product to the Customer Group or whether such Third Party Product must be procured by the Customer directly. For each Third Party Product that WHG may resell or sublicense to the Customer Group (“WHG Supplied Third Party Product”), WHG shall disclose the following to the Customer in writing (“Third Party Product Proposal”): (i) all charges that would be passed through by WHG to the Customer on account of the Customer Group’s use of such WHG Supplied Third Party Product (“Third Party Product Fees”); (ii) the payment terms for Customer’s payment to WHG for the Third Party Product Fees if different from the payment period set forth in clause 10.7 (“Third Party Payment Period”); and (iii) all relevant terms and obligations of Customer that would be passed through by WHG’s agreement with supplier of such WHG Supplied Third Party Product. Subject to and without prejudice to clause 7.6, if Customer approves the Third Party Product Proposal in writing and requests to receive the WHG Supplied Third Party Product, then WHG shall provide the WHG Supplied Third Party Product to the Customer Group during the Term or, if earlier, until the Customer elects to stop receiving such WHG Supplied Third Party Product. Subject to and without prejudice to clause 7.6, the Third Party Product Proposal approved by the Customer in writing with respect to a particular WHG Supplied Third Party Product shall be binding on the Parties unless otherwise mutually agreed by the Parties in writing.

7.9	In the event that WHG’s provision of the PAM Platform and PAM Services for Customer requires WHG to enter into agreements directly with any supplier of (i) third party products, including suppliers of the Hosting Infrastructure, the Hosting Facility, the Data Warehouse, AWS Outpost and the AWS Hub; (ii) a WHG Supplied Third Party Product, (iii) Nominated Content Provider; or (iv) supplier of any Third Party Tools approved in writing by the Customer, the Customer shall be responsible for ensuring that all costs or royalties due to such supplier of third party products, a WHG Supplied Third Party Product, a Nominated Content Providers or supplier of Third Party Tools, to the extent the costs are directly attributable to Customer’s use of each of the foregoing (“WHG Reimbursable Expenses”), are reimbursed to WHG. Notwithstanding any other term of this Agreement, any and all costs or royalties due to such third party suppliers shall continue to be paid to WHG by the Customer following any termination of this Agreement until such costs or royalties are no longer due.

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7.10	In the event the Customer requires Poker Integration, the Customer shall be responsible for selecting and contracting with the Poker Service Provider and obtaining all necessary licenses, consents, and permissions reasonably required by WHG to perform the Poker Integration. Poker Integration shall be subject to additional fees to be mutually agreed between the Parties as a written amendment to this Agreement.

7.11	In the event that the Customer wishes WHG to integrate any Third Party Tools or any Nominated Content Provider’s platform (“Game Content Platform”) to the PAM Platform that have not yet been integrated with the PAM Platform, or where it is necessary for WHG to modify any pre-existing integration with a Third Party Tool or a Game Content Platform due to Customer’s particular requirements, it shall request such integration work following the same procedure as that set out at clause 8.

7.12	Before the Launch Date, Gaming Site inclusive of website and mobile apps shall be subject to acceptance testing by Customer. WHG shall notify Customer when the Gaming Site is ready for Customer to commence the acceptance testing. Customer shall then have twenty (20) Business Days to complete the acceptance testing. Once reasonably satisfied that the Gaming Site has passed the acceptance testing, Customer shall notify WHG, in writing (including by email) of acceptance of the Gaming Site. Following this and the satisfaction of any conditions precedent to launch imposed by any Gambling Authority, the Parties shall reasonably agree on the Initial Launch Date.

8.	CUSTOM DEVELOPMENT

8.1	Following the Effective Date, the Customer can request Custom Development from WHG, and where WHG agrees to provide such Custom Development, such Custom Development shall be in accordance with the terms in clause 8, such Custom Development shall be charged at an hourly rate per person in accordance with the rate card set out in Schedule 4.

9.	ADDITIONAL STATES

9.1	The Customer may throughout the Term notify WHG in writing of any Additional States in which it wishes to make the Gaming Site available for use by End Users. Subject to WHG’s approval (in its discretion, not to be unreasonably withheld or delayed) and the Customer being responsible for the Licensing Costs and Certification Costs in respect of such Additional State, the Parties shall perform their obligations pursuant to clauses 9.2 to 9.4 in respect of such Additional State.

9.2	Subject to WHG’s approval in accordance with clause 9.1, both Parties shall do those acts as are reasonably necessary, acting in an expeditious manner, to: (i) in the case of WHG, obtain the relevant Platform Provider License in any such proposed Additional State, and (ii) in the case of the Customer, obtain the Operator License in any such proposed Additional State.

9.3	Both Parties shall keep each other fully notified of all material matters relating to the satisfaction of their respective obligations in relation to clause 9.2.

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9.4	Each Party shall Promptly notify the other Party upon receipt of its respective Gaming License in any proposed Additional State.

9.5	For the avoidance of doubt, nothing in this clause 9 shall oblige either Party to make the Gaming Site available in any State in which allowing wagers or access to the Gaming Site would infringe any Applicable Laws.

9.6	The Customer acknowledges and agrees that for an Additional State in which WHG does not hold an existing Gaming Approval, additional costs may be chargeable by WHG. Any such proposed additional costs (such as for Licensing Costs) that will be the responsibility of the Customer will be disclosed to the Customer and agreed upon in writing prior to WHG agreeing to include the applicable State as an Additional State.

10.	FEES [****]

11.	WARRANTIES

11.1	Each Party to this Agreement represents and warrants to the other Party that:

11.1.1	it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

11.1.2	the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party to or by which it is otherwise bound;

11.1.3	when executed and delivered by such Party, this Agreement will constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms;

11.1.4	it shall perform its obligations under this Agreement in accordance with Applicable Law and with all due skill and care, in a prompt and professional manner and using appropriately skilled, experienced, and qualified employees, agents and sub-contractors;

11.1.5	there are no claims or proceedings existing or, to the best of that Party’s knowledge, pending before or by any arbitrator or any federal, state, local, or other governmental court or other regulatory body, with regard to any of its business that might affect its ability to meet and perform its obligations under this Agreement; and

11.1.6	except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is, as of the date of this Agreement, known to be required (after due inquiry) to be obtained or made by or with respect to a Party in connection with the execution, delivery and performance of this Agreement.

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11.2	WHG represents and warrants to the Customer that:

11.2.1	it has sufficient rights in the PAM Platform to grant the rights and licenses to Customer granted herein, and that WHG’s provision of, and Customer’s receipt and use of the PAM Platform and the PAM Services hereunder in accordance with the terms of this Agreement will not infringe the Intellectual Property Rights of any third party;

11.2.2	subject to fulfilling its licensing obligations pursuant to clause 9, it shall hold and maintain the Platform Provider License throughout the Term and any other licenses necessary to perform its respective obligations under this Agreement;

11.2.3	the PAM Platform will perform materially in accordance with its Documentation at all times during the Term;

11.2.4	WHG shall use reasonable efforts to ensure no update or upgrade to the PAM Platform will materially decrease the features, functionality, or capabilities of the PAM Platform during the Term, unless the material reduction in features is done in order to comply with Applicable Laws or at the instruction of a Gaming Authority;

11.2.5	the PAM Platform shall be tested in accordance with Good Industry Practice with the latest commercially available detection software for viruses and, to WHG’s knowledge, the PAM Platform does not contain any viruses or other harmful or malicious code; code and Customer will be notified within twenty-four (24) hours if the PAM Platform is found to contain any viruses or other harmful or malicious code; and

11.2.6	the PAM platform offers the Customer a testing environment in accordance with Good Industry Practice to allow for all Customer third party providers (subject to Customer’s reasonable request to WHG) to test integrations that are bug free and allow the Customer to view any new sprint cycles, upgrades, product launches or material changes to the product.

11.3	The Customer represents and warrants to WHG that:

11.3.1	Customer and its Affiliates own or otherwise have obtained necessary rights to use the Brand Features and (as far as the Customer and its Affiliates are aware) that the use of the same in accordance with the terms of this Agreement will not infringe the Intellectual Property Rights of any third party;

11.3.2	subject to fulfilling their licensing obligations pursuant to clause 9, the Customer and its Affiliates shall hold and maintain the Operator Licenses throughout the Term and any other licenses necessary to perform their respective obligations under this Agreement; and

11.3.3	the Customer and its Affiliates will market and promote the Gaming Site only in accordance with Applicable Law.

11.4	WHG does not warrant that the PAM Platform will be free from error and that access to the PAM Platform will be uninterrupted during the Term. Notwithstanding the foregoing WHG shall be obligated to ensure that the PAM Platform performs in accordance with the Service Availability set out in the SLA.

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11.5	The Customer agrees and acknowledges that WHG shall not be held responsible or liable for any defects or errors in the Games and/or the Sportsbook and the liability for any such defects or errors shall be governed by the Customer’s direct contractual relationship with the Sport Wagering Provider and/or the relevant Nominated Content Provider (as the case may be).

12.	INDEMNITIES

12.1	For the purposes of this clause 12, the Party providing the indemnity shall be referred to as the “Indemnifying Party” and the Party being indemnified shall be referred to as the “Indemnified Party”.

12.2	The Customer shall defend, indemnify and hold harmless WHG and its Affiliates in respect of all Losses, including any proceeding, regulatory enforcement action, or notice of violation from any governmental entity, including a Gaming Authority (“Losses” and “Claims”, respectively) against WHG, or its Affiliates arising out of:

12.2.1	any breach or default in performance by the Customer of any warranty contained in this Agreement;

12.2.2	any claim brought on the basis that the use by WHG or its Affiliates of Intellectual Property Rights of the Customer or its Affiliates licensed to WHG pursuant to this Agreement infringes the rights of that third party;

12.2.3	any claim brought by Kambi and/or a Nominated Content Provider arising out of the Customer’s alleged breach of the terms of the applicable underlying license;

12.2.4	any claim made by an End User arising out of the use of the Gaming Site;

12.2.5	any claim by a Gaming Authority alleging the Customer violated licensing regulations (unless WHG or one of its Affiliates was grossly negligent, or WHG breached this Agreement, and such gross negligence or breach was the primary factor causing such Gaming Authority to allege a violation of the licensing regulations);

12.2.6	any claim against WHG due to the Customer having its Gaming License suspended, revoked, cancelled, not renewed and/or terminated due to the act or omission of the Customer; and

12.2.7	any Regulatory Fines resulting solely from the acts or omissions of the Customer, Customer Affiliates or any third party service provider selected by the Customer.

12.3	[****].

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12.4	In the case of the indemnities contained in clauses 12.2 and 12.3, the indemnities are conditional upon:

12.4.1	the Indemnified Party Promptly notifying the Indemnifying Party in writing of the Claim, which notification shall be accompanied by any relevant documents in the possession of the Indemnified Party relating to the Claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). For the avoidance of doubt, a failure to give such notice shall not affect, limit or reduce the indemnification obligations of an Indemnifying Party hereunder, except to the extent such failure actually prejudices such Indemnifying Party’s ability to successfully defend the Claim, action, suit or proceeding giving rise to the indemnification claim;

12.4.2	the Indemnified Party making no admission as to liability or compromising nor agreeing to any settlement of the Claim without the prior written consent of the Indemnifying Party;

12.4.3	the Indemnifying Party retaining full control over the conduct of the claim, provided that: (a) it shall Promptly notify the Indemnified Party of any material developments in the Claim: (b) it shall use its commercially reasonable efforts to conduct the Claim in a way that does not prejudice the reputation of the other Party; and (c) the Indemnified Party shall fully cooperate with the Indemnifying Party in the conduct of the Claim, including providing the Indemnifying Party with access to and use of all relevant business records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required (provided that the Indemnified Party will be reimbursed by the Indemnifying Party for any reasonable out-of-pocket expense actually incurred in connection therewith);

12.4.4	the Indemnified Party shall have the right to employ its own counsel in respect of any such Claim, but the fees and expenses of such counsel shall be at the Indemnified Party’s own cost and expense, unless the Indemnifying Party has failed to undertake and prosecute the defense of such Claim;

12.4.5	the Indemnified Party using commercially reasonable efforts to mitigate its own losses; and

12.4.6	Indemnifying Party may not settle a claim under this Section without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

12.5	The indemnities set out in clauses 12.2 and 12.3 shall not apply to the extent that any third party claim is a claim of infringement that would not have occurred but for the use of any component of the Indemnifying Party’s Intellectual Property by the Indemnified Party in a manner that is not in accordance with the license granted by the Indemnifying Party within the terms of this Agreement.

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12.6	In the event that any third party claim relates to the use of any component of the Indemnifying Party’s Intellectual Property by the Indemnified Party in a manner that is in accordance with the license granted within the terms of this Agreement, the Indemnifying Party may, at its option, either: (i) substitute a fully equivalent non-infringing version of the Intellectual Property; or (ii) modify or replace the infringing Intellectual Property with assets that are functionally equivalent; or (iii) obtain, at the Indemnifying Party’s expense, the right to continue use of such Intellectual Property.

12.7	The indemnification obligations set forth in this clause 12 will survive the termination or expiration of this Agreement.

13.	TERM & TERMINATION

13.1	This Agreement shall take effect from the Effective Date and shall continue for a period of four (4) years from the Initial Launch Date (the “Initial Term”) and shall automatically be renewed for additional two (2) year renewal terms (each a “Renewal Term”) unless either Party provides the other Party not less than one hundred and eighty (180) days’ written notice of its intent to terminate this Agreement, before the last day of the Initial Term or (as applicable) the relevant Renewal Term. The Initial Term and, as applicable, the Renewal Terms are referred to collectively as the “Term.”

13.2	Either Party shall be entitled to terminate this Agreement:

13.2.1	immediately following such cure period where applicable, if the other Party commits a material breach of the terms of this Agreement that is incapable of remedy or, where such breach is capable of remedy, fails to remedy the same within thirty (30) days of receiving such notice of breach; and/or

13.2.2	Immediately upon written notice if: (a) the other Party shall cease to carry on its business or shall have a liquidator, receiver, or administrative receiver appointed to it or over any substantial part of its undertaking or assets; (b) the other Party shall file a voluntary petition in bankruptcy or have an involuntary petition in bankruptcy filed against it and such proceeding is not dismissed within sixty (60) days thereafter; (c) the other Party shall pass a resolution for its winding up (other than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity shall assume all of its liabilities); (d) a court of competent jurisdiction shall make an administration order or liquidation order or similar order; or (e) the other Party shall enter into any voluntary arrangement with its creditors, or shall be unable to pay its debts as they fall due; and/or

13.2.3	immediately upon written notice, the other Party is deemed to be Unsuitable by a Gaming Authority having jurisdiction in the Territory; and/or

13.2.4	immediately upon written notice, if online gaming, as has been conducted by Customer or its Affiliates using the PAM Platform ceases to be permitted in all of the Territories.

13.3	[****].

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13.4	[****].

13.5	If this Agreement is terminated or expires, then each Party agrees to use commercially reasonable efforts to provide transition services as may be reasonably requested by the other Party or required by a Gaming Authority to facilitate an orderly transition of the services to Customer or its successor service provider to minimize disruption and harm to either Party’s business operations at the sole cost of the Customer (the “Transition Services”). Transition Services shall include (but are not limited to) the continued provision of services and functionality necessary (including access to the PAM Platform, the PAM Services, Custom Development, and WHG-supplied Third-Party Tools) to allow the Customer to transfer to a new player account management platform for such period of time as mutually agreed, but not to exceed a period of one year from the effective date of termination (“the Run-Off Period”), except to the extent prohibited by Applicable Law. The Customer acknowledges and agrees that: (i) the relevant Fees shall continue to be paid during the Run-Off Period, and (ii) fees and costs for Transition Services performed pursuant to this clause 13.5 shall be paid by the Customer on a mutually agreed payment schedule.

14.	CONSEQUENCES OF TERMINATION

14.1	Subject to the requirements of clause 13.5, in the event of the termination or expiration of this Agreement, (i) upon request and at no charge, WHG shall Promptly provide Customer with an export of all Customer Information in a mutually agreed file format (“Customer Information Export Requirement”), and (ii) each Party shall (subject to any contrary requirement under Applicable Laws) within thirty (30) days after the date of termination or expiration of this Agreement unconditionally:

14.1.1	without limiting WHG’s Customer Information Export Requirement, return to the other Party or destroy, as directed by the other Party, all data, Confidential Information and all other materials of that other Party in its possession;

14.1.2	delete from its records all data and Confidential Information of that other Party provided, however, a Party may keep an archival copy of any such information in accordance with its data retention policies or to the extent required by Applicable Law; provided further that such archival copy shall continue to be subject to the confidentiality provisions contained in clause 16 and the security obligations set out in Schedule 2; and

14.1.3	if requested by the other Party, serve on the other Party a certificate signed by one of its directors or officers certifying that the same has been implemented.

14.2	WHG shall within ten (10) Business Days of the date of termination or expiration of this Agreement issue a statement to the Customer, detailing all sums due. Each Party agrees to provide the other with all outstanding payments not subject to a good faith dispute (if any) due to it within fifteen (15) days of receipt of the statement issued pursuant to this clause 14.2.

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14.3	Any termination or expiration of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either Party.

14.4	Any provisions hereof which expressly or by their nature are required to survive termination or expiration of this Agreement in order to achieve their purpose shall so survive until it shall no longer be necessary for them to survive in order to achieve that purpose. Without derogating from the generality of the foregoing, clauses 1, 5.2, 10, 12, 13.5, 14 (to the extent expressly stated), 15, 16, 17, 18, 19, 22, 24, 25, 26 and 27 shall survive expiry or termination of this Agreement.

15.	LIMITATIONS OF LIABILITY

15.1	Nothing in this Agreement shall exclude or limit liability for Losses related to or arising from:

15.1.1	death or personal injury caused by a Party or its subcontractors;

15.1.2	either Party’s gross negligence, willful misconduct, fraud, or fraudulent misrepresentation;

15.1.3	breach by the Customer of clause 11.3;

15.1.4	any indemnity under clauses 12.2.2 to 12.2.7 (inclusive);

15.1.5	Either Party’s breach of its obligations under clause 16;

15.1.6	damages that may be due to WHG arising from Customer’s early termination under Clause 13.3.3; or

15.1.7	any other liability that cannot be limited or excluded by Applicable Law.

15.2	Subject to Section 15.1, it is agreed by the Parties that there shall be no liability in contract, tort (including negligence), or otherwise in connection with this Agreement as follows:

15.2.1	for either Party for loss of profits;

15.2.2	for either Party for loss of revenue;

15.2.3	for either Party for loss of business opportunity or contracts;

15.2.4	for either Party for loss of anticipated savings;

15.2.5	for either Party for loss of goodwill or any reputational damage;

15.2.6	for either Party for any special, indirect, or consequential losses; or

15.2.7	for either Party for Losses or damage arising from loss, damage, or corruption of data.

in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement, suffered or incurred by the other Party arising out of or in connection with this Agreement.

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15.3	Subject to clauses 15.1 and 15.2, the total liability of either Party in contract, tort (excluding defamation), negligence, pre-contract, or other representations or otherwise arising out of or in connection with this Agreement or the performance or observance of its obligations under this Agreement and every applicable part of it shall be limited to the lesser of: [****].

15.4	This clause 15 shall not limit the Customer’s liability to pay WHG any undisputed sums properly owing pursuant to clause 10 or any other undisputed fees due to WHG under this Agreement, including any fees payable to any third party.

15.5	Each provision of this clause 15 excluding or limiting liability shall be construed separately, applying and surviving even if for any reason one or other of these provisions is held inapplicable or unenforceable in any circumstances and shall remain in force notwithstanding the expiry or termination of this Agreement.

16.	CONFIDENTIALITY

16.1	Each Party shall at all times keep confidential all Confidential Information.

16.2	Neither Party shall disclose to any third party without the express written consent of the other Party any Confidential Information obtained from the other Party or use Confidential Information otherwise than as contemplated under this Agreement.

16.3	The obligations of confidentiality set out in clause 16.2 shall not apply or (as the case may be) shall cease to apply to Confidential Information solely to the extent that such Confidential Information:

16.3.1	was known to the receiving Party before disclosure by the disclosing Party, without any obligation of confidentiality as evidenced by contemporaneous documents; and/or

16.3.2	has lawfully come into the public domain other than by breach of this clause 16 or any other duty of confidence; and/or

16.3.3	is obtained from a third party without breach of this clause 16 or any other duty of confidence, as demonstrated by reasonable documentation; and/or

16.3.4	is disclosed to the professional advisers of either Party, provided that such advisers are under an obligation of confidentiality no less onerous than that contained in this clause 16; and/or

16.3.5	is known by the Party receiving the Confidential Information of the disclosing Party, and which has been disclosed to the receiving Party by a third party, other than WHG or the Customer or a contractor of either of them and not in breach of any duty of confidence, as demonstrated by reasonably documentation; and/or

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16.3.6	as applicable to a Party, for a Party that is a publicly traded company to comply with disclosures required for it under Applicable Law or in order to comply with the rules of a recognized stock exchange provided that the disclosing Party provides the other Party with written notice of such requirement as soon as reasonably practicable and only discloses that portion of the Confidential Information as is legally required to be disclosed and redacts all commercially sensitive information and/or other terms as mutually agreed with WHG in advance. In the event of any disclosure of information that has been agreed to be redacted, WHG shall be entitled to at its discretion: (i) immediately terminate this Agreement, without any liability; or (ii) revert the Platform Fee in Clause 10 to WHG’s then current standard rate, without any discounts or deductions. In the event of termination under this Clause 16.3.6, Customer shall remain liable for all costs in Schedule 5 for the duration of the agreement with such Third Parties; and/or

16.3.7	is required to be disclosed by a Gaming Authority, government body or court of competent jurisdiction or by operation of law provided that the disclosing Party provides the other Party with written notice of such requirement as soon as reasonably practicable, cooperates with the other Party with its efforts to seek a protective order, and only discloses that portion of the Confidential Information as is legally required to be disclosed and redacts all commercially sensitive information, including but not limited to all pricing information. Notwithstanding the foregoing, there shall be no written notice required to the extent prohibited by the Gaming Authority, Governmental Entity, or court of competent jurisdiction, and/or

16.3.8	Disclosure of Agreement to potential investor/acquirer in connection with due diligence involving a strategic investment or acquisition under confidentiality restrictions as protective as those herein, except that any disclosure to a Competitor, existing or potential customer of WHG is subject to WHG’s prior written approval.

16.4	Without prejudice to any other rights or remedies that the disclosing party may have, the receiving party acknowledges and agrees that the disclosing party shall, without proof of special damage, be entitled to an injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this clause 16 in addition to any damages or other remedy to which it may be entitled.

16.5	The obligations contained in this clause 16 supersede any previous non-disclosure agreement between the Parties relating to the subject matter hereof and shall expressly survive the termination, completion or assignment of this Agreement.

17.	PUBLICITY

Except for mutually agreed announcements or other information releases required by the NYSE, the London Stock Exchange or another recognized stock exchange or other regulatory body of competent authority, or required by Applicable Law, and subject at all times to Clause 16.3, neither the Customer nor WHG shall issue by any medium any public announcement, whether written or otherwise, in relation to the existence of or subject matter of this Agreement (save in respect of any advertisements and/or publicity for the Gaming Site by the Customer) except with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

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18.	RIGHTS OF THIRD PARTIES

Notwithstanding any other provision in this Agreement, a person who is not a Party to this Agreement has no right to rely upon or enforce any term of this Agreement, except that this Agreement shall be binding upon and shall inure to the benefit of White Hat Gaming Inc.

19.	NOTICES

19.1	Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by express overnight delivery or sent by email with a delivery receipt requested by the sender to the following address, or at such other address as either Party may designate from time to time in accordance with this clause 19:

19.1.1	In the case of the Customer to:

1645 Pine Tree Lane, Suite 2, Sarasota, Florida, 34236 USA

Attention: Bruce Cassidy (or such other person notified to WHG by the Customer from time to time)

With a copy to dschenck@clarkhill.com.

19.1.2	In the case of WHG to:

info@whitehatgaming.com

White Hat Gaming

Cornerstone Level 3 Suite 4 16th September Square, Mosta, Malta

Attention: Phil Gelvan (or such other person notified to the Customer by WHG from time to time)

With a copy to legal@whitehatgaming.com

19.2	Notice will be deemed to have been duly given and received as follows:

19.2.1	in the case of a notice delivered personally, at the time of delivery;

19.2.2	in the case of a notice sent by registered post, two (2) Business Days after the day of posting;

19.2.3	in the case of a notice sent by courier, on the date and time that the courier’s delivery receipt is signed; and

19.2.4	in the case of a notice sent by email with a delivery receipt requested by the sender, when the confirmation of delivery is received by the sender which for the avoidance of doubt is not required to take place on a Business Day.

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20.	ASSIGNMENT

Neither Party shall be entitled to assign this Agreement in whole or in part to any Party, save that either Party shall be entitled to assign this Agreement in whole or in part to an Affiliate provided that such assignee agrees to abide by the terms of this Agreement, and prior to such assignment, has obtained all Gaming Approvals necessary to perform its obligations under this Agreement and provided that the assignor shall remain liable for the due performance of its obligations under this Agreement. Notwithstanding the foregoing, and in addition, either Party may assign this Agreement, including assignment of rights and delegation of obligations, to any entity that purchases all or substantially all of its stock or assets, or otherwise survives in a merger, consolidation or other reorganization.

21.	FORCE MAJEURE

Neither Party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by a Force Majeure Event. The Party subject to the Force Majeure Event shall, as soon as reasonably practicable (and in any event within five (5) Business Days), give written notice of the event to the other Party, such notice to include a reasonable forecast of the duration of the event. If such delay or failure continues for at least a continuous or aggregate forty-five (45) days, the Party not subject to the Force Majeure Event shall be entitled to terminate this Agreement immediately by written notice without liability or termination fees, except as stated in Clause 7.9.

22.	ENTIRE AGREEMENT

22.1	This Agreement contains the entire agreement between the Customer and WHG relating to the subject matter covered and supersedes any previous agreements, arrangements, undertakings, or proposals, written or oral, between the same in relation to such matters. No oral explanation or oral information given by any of WHG or the Customer shall alter the interpretation of this Agreement. Each of the Customer and WHG confirms that, in agreeing to enter into this Agreement, it has not relied on any representation save insofar as the same has expressly been set out in this Agreement and agrees that it shall have no remedy in respect of any misrepresentation which has not become a term of this Agreement save that the agreement of the Parties contained in this clause 22 shall not apply in respect of any fraudulent representation whether or not such has become a term of this Agreement.

22.2	No amendment or variation to this Agreement shall be binding on WHG or the Customer unless made by a written instrument and signed by a duly authorized representative of both Parties.

23.	ANTI-CORRUPTION

23.1	Neither Party, nor, to the best of its knowledge, are any of its Affiliates, a Federally Prohibited Person or an Unsuitable Person, and is in compliance with all applicable orders, rules, regulations, and recommendations of the Office of Foreign Assets Control of the U.S. Department of the Treasury and any Laws relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”), and the Money Laundering Control Act (18 United States Code Sections 1956 and 1957). Neither Party will knowingly engage in a business relationship with a Federally Prohibited Person or an Unsuitable Person during the Term.

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23.2	In connection with their respective responsibilities and obligations under this Agreement, the Parties shall comply, and cause their respective subcontractors to comply, with all Applicable Laws related to anti-corruption, anti-money laundering, and gaming, including those governing the providing of incentives, inducements, kickbacks, gratuities or bribes, including the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. §§ 78dd-l, et seq.) which preclude giving, offering or agreeing to give anything of value to foreign government officials or holders of and candidates for public office or political parties, their families and agents, directly or indirectly, in connection with obtaining or maintaining contracts or orders or obtaining other benefits.

24.	NON-SOLICITATION

Other than by means of a bona fide advertising campaign open to all and not specifically targeted at such staff of the other Party, neither Party shall, and shall ensure that its Affiliates do not, directly or indirectly solicit or offer employment to, or directly or indirectly accept services from, an employee of the other Party (or any of its Affiliates) during the Term or for a period of one (1) calendar year thereafter, without the prior written consent of the other Party.

25.	GENERAL

25.1	Waiver: The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

25.2	Invalidity: The invalidity or unenforceability of any provision of this Agreement shall not affect or impact the continuation in force of the remainder of this Agreement.

25.3	Independent Contractors: The Parties are acting as independent contractors. Nothing contained in this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship other than the business relationship of the Parties contemplated and defined herein. Neither Party shall have the authority to bind the other Party in any respect. In addition, neither Party shall be considered a fiduciary of the other Party.

25.4	Further Assurances: In case any further action is necessary to carry out the purposes of this Agreement, without prejudice to other rights and remedies, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

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25.5	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. Each Party agrees to accept the electronic signature of the other Party and to be bound by its own electronic signature.

25.6	Expenses: Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

25.7	Joint Preparation of Agreement: The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

25.8	Remedies: The various rights, options, elections and remedies of the Parties hereunder shall be cumulative, and no one of them shall be construed as exclusive of any other, or of any right, priority or remedy allowed or provided for by law and not expressly waived in this Agreement.

26.	LAW AND JURISDICTION

This Agreement, and all disputes arising out of or in connection with it (including non-contractual disputes or claims), shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America.

27.	DISPUTE

27.1	If a dispute under this Agreement arises:

27.1.1	the Party claiming that a dispute has arisen must give notice to the other Party indicating the nature of the dispute (“Notice of Dispute”);

27.1.2	within ten (10) days of receipt of the Notice of Dispute, senior representatives of the Parties must meet (telephone or video conference is sufficient) and attempt to resolve the dispute within ten (10) days of receipt of the Notice of Dispute;

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27.1.3	if the Parties fail to resolve the dispute in accordance with clause 27.1.2, the Managing Directors or CEOs of each of the Parties must meet (telephone or video conference is sufficient) and attempt to resolve the dispute within thirty (30) days of receipt of the Notice of Dispute; and

27.1.4	if the Parties fail to resolve the dispute in accordance with clause 27.1.3, the provisions of clause 27.4 will apply.

27.2	Communications between the Parties during the process set out in clause 27.1, whether oral or in writing, will not be admissible as evidence in any legal process unless in writing and signed by both Parties.

27.3	If the Parties fail to resolve any dispute in accordance with clause 27.1, then the dispute will be referred to, and finally resolved by, arbitration in accordance with clause 27.4.

27.4	Any claim, dispute or matter regarding this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) shall be decided by a single arbitrator under the Streamlined Arbitration Rules of the Judicial Arbitration and Mediation Services (JAMS) or such other dispute resolution entity jointly agreed upon by the Parties. Any arbitration hearing shall take place in the State of Delaware. The decision of the arbitrator shall be final and binding, and the award may be entered in any court having jurisdiction over the parties.

27.5	Nothing in this clause 27 prevents a Party issuing proceedings where the only relief sought is injunctive or declaratory relief.

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SCHEDULE 1

SERVICE DESCRIPTION

PART A: PAM SERVICES

WHG shall ensure that the PAM Platform shall provide the following functionality at all times during the Term:

1.	all standard functionality that exists as of the Effective Date, for the PAM Platform;

2.	multi-state traveling wallet solution, including bonus wallet, whereby End User funds and bonuses are automatically transferred from one state to another without the End User or the Customer or its Affiliates directing the transfer of funds or bonuses;

3.	integration with the Sports Wagering Provider;

4.	if the Customer elects to be responsible for managing the Front End pursuant to clause 4.12, WHG shall provide and support the relevant APIs to the Customer or its third-party service provider to provide integration with the PAM Platform;

5.	account management functionality of the Gaming Site, including running of gaming operations, detailed End User player profile, CRM tools, and financial reporting, player verification and registration, transaction systems, accounting tools, reporting tools, customer support tools, game content management, and bonusing tools and systems;

6.	a proprietary cashier, including a web user interface that can be integrated into native applications, payment redundancy for optimized End User success and travel across multiple States;

7.	where the Customer or an external third party is managing the Front End subject to clause 4.12, WHG shall integrate mobile applications with the PAM Platform provide the relevant APIs to the Customer to assist with the foregoing; and

8.	where the Customer or an external third party is managing the Front End subject to clause 4.12, WHG shall provide support of APIs required to enable the Customer to integrate the Gaming Site with the PAM Platform, including integration with age and identity verification, know your customer (KYC), and geolocation services, and other tools for PAM Platforms to operate online and mobile sports wagering and casino gaming.

9.	As of the Effective Date, the PAM Platform in the United States of America is integrated with the following Third-Party Tools and the Game platforms of the potential Nominated Content Providers listed below: [****]

PART B: FRONT END SERVICES

The following services shall be provided prior to the Initial Launch Date and shall continue to be provided until the Customer becomes responsible for the management of the Front End subject to clause 4.12:

1.	designing, developing, and supporting the mobile application which shall conform with the leading mobile platform application guidelines, such as the ability to natively deliver the Gaming Site on mobile devices;

2.	establish acceptance criteria and maintain submission guidelines for Android and iOS; and

3.	integration with the pam platform of desktop-formatted & mobile-device-formatted website and native mobile applications in both iOS and android formats.

Schedule 1-2

SCHEDULE 2

PRIVACY & DATA PROTECTION

1.	In providing the PAM Services, WHG will have access to or otherwise obtain sensitive and Confidential Information from, or on behalf of, the Customer. WHG agrees to protect and ensure that WHG Personnel (defined below) protect all the Customer Information as detailed in this Schedule and in compliance with Privacy and Security Laws (defined below).

2.	For purposes of this Schedule, the following definitions shall apply:

“Customer System” means any computer, computer network, computer application, imaging device, desktop or laptop computer, mobile computing device, server, equipment, computing environment (including, but not limited to, any development, test, stage, production and/or backup application and computing environment), storage media, or software controlled by the Customer or a third party acting on behalf of the Customer.

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household, or can otherwise be used to identify an individual, including, without limitation: (i) name; (ii) postal address; (iii) telephone number; (iv) email address; or (v) identification number, and shall include “personal data,” “personal information” or a materially similar term, as defined under any Privacy and Security Law.

“Privacy and Security Laws” means all national, state or local laws, regulations, ordinances, or other government standard relating to the privacy, confidentiality or security of Personal Information that applies to WHG’s processing of Customer Information, including those which may impose minimum security requirements, or requirements related to the secure storage, retention, or disposal of Personal Information, or to notification or other requirements related to incidents involving actual or reasonably suspected unauthorized access, acquisition or use of Personal Information.

“Security Incident” means an actual or reasonably suspected (i) loss, theft, or unauthorized access, acquisition, use, modification, disclosure or destruction of or damage to Customer Information; (ii) circumstances in which WHG reasonably believes that there has been any unauthorised access, acquisition, use, modification, disclosure or destruction of or damage to the Customer Information; or (iii) a breach of Privacy and Security Laws in relation to the processing of Customer Information by any WHG Personnel or by any other person or third party.

“Sensitive Personal Information” means Personal Information that consists of any of the following:

(i)	Social Security number, taxpayer identification number, passport number, driver’s license number or other government identification number; or

(ii)	financial account number, such as a bank account number or credit/debit card number, with or without any code or password that would permit access to that account, credit history; or

Schedule 2-1

(iii)	usernames and passwords; or

(iv)	race, religion, ethnicity, political or philosophical beliefs, marital status, sexual orientation, medical or health information, genetic or biometric information, trade union membership, background check information, judicial data such as criminal records or information on other judicial or administrative proceedings.

“WHG Personnel” means any employee, contractor, subcontractor or agent of WHG to whom WHG provides access to the Customer Information and/or the Customer Systems.

3.	Data Protection

3.1	Information Security Program. WHG shall implement, maintain and comply with a comprehensive written data security program that contains administrative, technical, and physical safeguards to protect against anticipated threats or hazards to the security, confidentiality or integrity of, and the unauthorized or accidental destruction, loss, access, acquisition, alteration or use of, the Customer Information (“Information Security Program”), that meets or exceeds the requirements of (i) this Schedule; and (ii) Good Industry Practice and mandatory security requirements applicable to WHG.

3.2	Scope. WHG shall maintain and enforce its Information Security Program. In addition, WHG shall ensure that its Information Security Program covers all networks, systems, servers, computers, notebooks, laptops, PDAs, mobile phones, and other devices and media owned or controlled by WHG that process, host or store the Customer Information or provide access to the Customer Systems. Moreover, WHG shall ensure that its Information Security Program includes industry standard password protections, firewalls, and anti-virus and malware protections to protect the Customer Information from anticipated threats or hazards and protect against unauthorized access to or use of the Customer Information.

3.3	PCI DSS. If WHG has access to or will collect, access, use, store, dispose of, disclose or otherwise process any Customer Information which is credit, debit, or other payment cardholder information, WHG shall at all times be and remain in material compliance with the standards as may be relevant to PCI DSS SAQ A certification requirements, including, without limitation, remaining aware at all times of changes to such standards and promptly implementing all procedures and practices as may be necessary to remain in material compliance with such standards.

3.4	Risk Assessments. In connection with maintaining its Information Security Program, WHG shall: (i) conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality and integrity of the Customer Information; and (ii) evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments shall also consider WHG’s compliance with its Information Security Program and applicable Privacy and Security Law.

3.5	Review. WHG shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in WHG’s business practices that may reasonably affect the security, confidentiality or integrity of the Customer Information. WHG shall complete all reviews and tests to receive a SOC 2 Type II audit report at least once each calendar year during the Term.

Schedule 2-2

3.6	Modifications. During the course of providing the PAM Services, WHG may not alter or modify its Information Security Program in any manner that materially reduces the protections and controls agreed to be implemented pursuant to this Agreement or this Schedule 2, or in any other manner that will weaken or compromise the protection afforded to the security, confidentiality, or integrity of the Customer Information.

3.7	Personnel. Prior to providing access to the Customer Information to the WHG Personnel, WHG shall require such personnel comply with the Information Security Program and provide appropriate training regarding information security and the appropriate use and protection of Personal Information.

3.8	Access Controls. WHG agrees that it will maintain appropriate access controls in accordance with Good Industry Practice, including, but not limited to, limiting access to the Customer Information to the minimum number of WHG Personnel who require such access for the minimum duration necessary in order to provide the PAM Services to the Customer and to promptly deactivate the access credentials of any person who no longer needs access to perform the PAM Services.

3.9	Encryption. WHG shall, in accordance with Good Industry Practice and Privacy and Security Laws, encrypt all records and files containing Sensitive Personal Information (except for usernames while stored in WHG’s database) that WHG: (i) transmits or sends wirelessly or across public networks; (ii) stores on laptops or storage media; (iii) where technically feasible, stores on portable handheld devices (e.g., smartphones, tablets or similar devices); and (iv) stores on any device that is transported outside of the physical control of WHG. WHG shall safeguard the security and confidentiality of all encryption keys associated with encrypted Sensitive Personal Information.

3.10	Disposal. Upon termination or expiration of the Agreement for any reason, and at any time during the Term, promptly upon the Customer’s request, WHG shall immediately cease handling the Customer Information and (except as otherwise required by Applicable Law) shall destroy, any or all Customer Information in WHG’s possession, power or control. If WHG disposes of any paper, electronic or other record containing the Customer Information, WHG shall do so by taking all reasonable steps (based on the sensitivity of the Customer Information) to destroy the Information by: (i) shredding; (ii) permanently erasing and deleting; (iii) degaussing; or (iv) otherwise modifying the Customer Information in such records to make it unreadable, unreconstructable and indecipherable. Upon request, WHG will provide a written certification that the Customer Information has been securely destroyed in accordance with this Schedule.

Schedule 2-3

3.11	Security Incident. WHG shall notify the Customer in writing Promptly (and in any event within than twenty-four (24) hours) upon becoming aware of an actual or reasonably suspected Security Incident. After providing notice, WHG will investigate the Security Incident, take all necessary steps to eliminate or contain the exposure of the Customer Information, and keep the Customer advised of the status of the Security Incident and all related matters. WHG further agrees to provide reasonable assistance and cooperation requested by the Customer and/or the Customer’s designated representatives, in the furtherance of any correction, remediation, or investigation of any Security Incident, and or the mitigation of such incident, including any notification that the Customer may determine reasonably appropriate to send to affected individuals, regulators or third parties, and/or the provision of any credit reporting service that the Customer deems reasonably appropriate to provide to affected individuals. Unless required by Applicable Law, WHG shall not notify any individual or any third party of any potential Security Incident involving Customer Information without first consulting with, and obtaining the permission of, the Customer (not to be unreasonably withheld or delayed), except that WHG may notify law enforcement, outside legal counsel, forensic investigators, and other third parties necessary to conduct an investigation of such suspected Security Incident; provided, that there is an existing duty of confidence between WHG and such third party. In addition, within thirty (30) days of identifying or being informed of a Security Incident, WHG shall develop and execute a plan that reduces the likelihood of a recurrence of a Security Incident.

3.12	Limitations on Use. WHG will process the Customer Information only as instructed and permitted by the Customer or its legal counsel, and only to perform its obligations under this Agreement and as specifically permitted by this Agreement or as otherwise instructed in writing from time to time by the Customer. WHG may not use the Customer Information for any purpose other than performing the PAM Services in accordance with the terms of the Agreement, and is expressly prohibited from: (i) using Personal Information for its own commercial benefit, unless agreed in writing by the Customer; or (ii) disclosing such information for monetary consideration, or otherwise selling or sharing Customer Information, as such terms are defined under Privacy and Security Laws, other than where permitted in writing by the Customer.

3.13	Production Requests. If WHG receives any order, demand, warrant, or any other document requesting or purporting to compel the production of the Customer Information under Applicable Law (including, for example, by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes), WHG shall without undue delay notify the Customer (except to the extent otherwise required by Applicable Law) and shall not disclose the Customer Information to the third party without providing the Customer at least forty-eight (48) hours following such notice, so that the Customer may, at its own expense, exercise such rights as it may have under law to prevent or limit such disclosure. Notwithstanding the foregoing, WHG shall exercise commercially reasonable efforts to prevent and limit any such disclosure and to otherwise preserve the confidentiality of the Customer Information and shall cooperate with the Customer with respect to any action taken with respect to such request, complaint, order or other document, including to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Customer Information.

3.14	Investigations. Upon notice to WHG, WHG shall assist and support the Customer in the event of an investigation by any regulator, including a data protection regulator, or similar authority, if and to the extent that such investigation relates to any Personal Information handled by WHG on behalf of the Customer. Any such assistance shall be at the Customer’s sole expense unless the investigation relates to a failure by WHG to perform its obligations under the Agreement or this Schedule.

3.15	Survival. The obligations of WHG under this Schedule shall continue for so long as WHG continues to have access to, is in possession of or acquires the Customer Information, even if all agreements between WHG and the Customer have expired or been terminated.

Schedule 2-4

SCHEDULE 3

SERVICE LEVEL AGREEMENT

This Service Level Agreement (“SLA”) is between WHG and the Customer and sets out the service levels, operational responsibilities, incident management processes, reporting and contact details agreed between the Parties regarding the hosting, availability and operation of the PAM Platform, which shall be provided pursuant to this SLA.

1.	DEFINITIONS

For the purposes of this SLA, both the definitions set out clause 1.1 of the Agreement and the following additional definitions shall apply:

“Accepted Planned Maintenance” will have the meaning set out in paragraph 3.2.1 below.

“Chronic SLA Breach” [****].

“Downtime” means any time during which the PAM Platform is not functioning resulting in 25% or more of End Users being unable to register, deposit, access bonuses, or stake a wager.

“Emergency Maintenance” means any urgent unplanned maintenance work necessary to be carried out by WHG in relation to the PAM Platform or any of the PAM Services.

“Exceptions” means those events set out at paragraph 2.7 of this SLA.

“Exempt Downtime” means Downtime resulting directly from an Exception.

“Incident” shall mean any of the incidents listed in paragraph 4 below.

“Maintenance Window” will have the meaning set out in paragraph 3.2.1 below.

“Non-Excusable Downtime” means all Downtime other than Exempt Downtime.

“Planned Maintenance” means a period of time during which WHG performs a routine software or infrastructure upgrade, repair, maintenance, replacement, regulatory inspection or other work on the PAM Platform in connection with its provision and operation of the PAM Services.

“Prime Contact” means the primary technical representative for the communication of information between the Parties for any matters arising in connection with the provisions of this SLA.

“Quarter” means a three-month period commencing on January 1, April 1, July 1 or October 1.

“Service Availability” is the number of minutes out of the total number of minutes in a Monthly Period (presented as a percentage) in which the PAM Services are not subject to Non-Excusable Downtime.

Schedule 3-1

2.	MEASUREMENT OF SERVICE AVAILABILITY AND OTHER QUALITY METRICS

2.1	The Service Availability warranted by WHG is 99.7% and will be calculated according to the following formula:

SA = ((TM - ND) / TM) x 100

Where:

“SA” means the Service Availability (expressed as a percentage);

“ND” means the total number of minutes of Non-Excusable Downtime in the respective Monthly Period; and

“TM” means the total number of minutes in the respective Monthly Period.

2.2	WHG will proactively monitor the Service Availability and the functionality of the APIs and other services described in this SLA using its monitoring tools, as well as the functioning of the Hosting Infrastructure and shall, as soon as practicable, notify the Customer that incident-handling must be initiated upon identifying any Downtime or malfunction. The Customer, on its part, will monitor the proper functioning of the Hardware Platform and upon becoming aware of any Downtime, whether in the PAM Platform or the Hardware Platform, will inform WHG as soon as practicable.

2.3	Methodology for measurement of other metrics contained within this SLA, if not determined herein or in the Agreement, shall be determined by WHG and shall be measured at WHG’s production sites. The Customer shall always have the right to inspect, by itself or through a third party, the measurement methods and the collected data upon reasonable request and upon giving no less than thirty (30) days’ notice, provided: (i) the Customer carries the costs thereof; and (ii) any such inspection does not materially interfere with WHG’s normal conduct of business; and (iii) inspections are limited to no more than one (1) per year during the Term; and (iv) any such third party signs a confidentiality agreement, if provided by WHG.

2.4	WHG shall provide the PAM Services to meet all its service obligations and this SLA.

2.5	It is the Customer’s obligation to provide WHG with forecasts for expected service needs for the forthcoming Quarter. Any expected deviations to supplied forecasts must be notified to WHG not less than eight (8) weeks prior to said deviation.

2.6	WHG reserves the right to block any traffic accessing the PAM Platform that is not directly related to providing the Gaming Site.

2.7	The following circumstances shall be deemed to be an Exception for the purposes of calculating the Exempt Downtime:

(i)	Accepted Planned Maintenance;

(ii)	Force Majeure Events;

Schedule 3-2

(iii)	failure in the Gaming Site and/or Sports Wagering System or any remote gaming servers of any third party supplier (including any Nominated Content Provider) integrated with the PAM Platform;

(iv)	any unavailability or non-responsiveness in any third party integrated service provider’s system needed to fulfil any of the PAM Services including but not limited to age verification and/or payment processing;

(v)	any fault in the Hardware Platform caused by any person or entity other than WHG;

(vi)	improper use (including use otherwise than in accordance with this Agreement), changes or alterations of the PAM Platform or Gaming Site made by the Customer or its Affiliates;

(vii)	any act or omission (including negligence or willful misconduct) by the Customer or any of its Affiliates or any third party which prevents WHG from providing the PAM Services;

(viii)	fraud committed by the Customer or any of its Affiliates or any third party;

(ix)	any virus;

(x)	Incidents caused by work, changes or alterations made by the Customer, or caused by abuse, negligence, malicious acts or omissions or fraud by the Customer or its End Users;

(xi)	any request by the Customer that WHG postpone troubleshooting;

(xii)	any failure by the Customer to perform a dependency which is agreed and/or is generally expected to be the responsibility of the Customer;

(xiii)	any failure by the Customer to comply with the “Customer Responsibilities” in relation to the SLA as set out in paragraph 6 below which results in a time delay;

(xiv)	any failure in local access facilities, which are not provided by WHG, connecting PAM Platform (such as ISP, telecommunication infrastructure or internet backbone failure) or electric power or environmental control systems;

(xv)	the failure of equipment, telecommunications systems, hardware or software of a third party;

(xvi)	disconnection or suspension of the PAM Services or Gaming Site by WHG pursuant to a right to do so under the Agreement;

(xvii)	malfunction of the Customer’s equipment or application not included in the PAM Service;

Schedule 3-3

(xviii)	network problems over the internet which are not related to WHG or WHG’s subcontractors;

(xix)	unavailability or non-responsiveness in the Customer’s systems needed to fulfil any of the PAM Services; and/or

(xx)	an abnormally high load of traffic on the PAM Platform corresponding to 25% more than the load projected by the reasonable forecasts provided by the Customer under paragraph 5, directly preceding or during Downtime.

3.       MAINTENANCE

3.1	Release Plan

3.1.1	WHG will provide the Customer with a one (1) month rolling plan for upcoming release of updates and upgrades to the PAM Platform (“Release Plan”). Both Parties agree that the Release Plan may be subject to change by WHG. WHG shall use all reasonable efforts to ensure that at least two (2) weeks’ prior notice is given to the Customer of each new release of the PAM Platform. In the event of a new release of the PAM Platform including new functionality that is reasonably likely to impact performance, WHG shall perform comprehensive testing, including regression, performance and quality assurance testing, of each new release of the PAM Platform, or any portion thereof, prior to implementation of such new release in the production environment in order to verify that such new release complies with the specifications at Part A – Schedule 1 and reduces the risk of any Incidents.

3.1.2	In acknowledgement of changing business needs, both Parties recognize and accept that WHG may need to deviate from the Release Plan to ensure overall efficiency of its operations. WHG shall ensure that notice of any Release Plan changes is provided to the Customer, where possible.

3.2	Accepted Planned Maintenance & Maintenance Windows

3.2.1	In order for maintenance to be deemed “Accepted Planned Maintenance”, it must (a) be carried out by WHG within a pre-notified maintenance window for which written notice had been delivered to the Customer at least five (5) days in advance (or two (2) days in advance if conducted between 04:00 a.m. to 10:00 a.m. on weekdays, Eastern Standard Time (EST)) (“Maintenance Window”), provided that the total downtime on account of Planned Maintenance does not exceed a total of three (3) hours per release in the aggregate (whereas any Planned Maintenance exceeding such cap will not be considered Accepted Planned Maintenance even if notified in advance), or (b) is specifically requested by the Customer for the purposes of enhancing or supplementing the Service above and beyond WHG’s obligations under this Agreement or this SLA.

3.2.2	If the time for an agreed Maintenance Window is exceeded by more than sixty (60) minutes (even if the Planned Maintenance during the relevant Monthly Period had not exceeded three (3) hours in the aggregate), it will be considered an Incident and will consequently not be considered as Planned Maintenance.

3.3	WHG shall notify the Customer as soon as reasonably practicable of any Emergency Maintenance required to the PAM Platform, providing all appropriate details in order to establish the extent to which the maintenance work will have an impact on the availability of the PAM Services to End Users.

Schedule 3-4

4.	INCIDENT DEFINITION & RESPONSE TIMES

To the extent that such compliance is within its control, WHG shall comply with the following timetable in relation to the management of Incidents:

Severity Level	Incident Notification to Customer/ Frequency	Impact on Service	Actions	Response Timing
Business Critical (level 1)	Incident Announcement to be sent by WHG within 15 minutes from incident detection with updates being sent every 30 minutes therein until incident mitigation

Business critical failures (i.e. security incident, wagering not possible).Any fault that causes a loss of availability of the PAM Platform which results in: (i) potential End Users not being able to register as a player on the Gaming Site; and/or (ii) more than 25% of End Users in a single Territory not being able to access their Online Account or access and use the Sportsbook or Gaming Site as a result of the unavailability of the PAM Platform and not any failure in respect of the Sportsbook, or the Sports Wagering System or Gaming Site (as applicable).

			A continuous and sustained effort using all available resources until resolved.	Response: No later than fifteen (15) minutes of receipt of an Incident. The Parties will agree a timetable for status reporting until resolution.

Major (level 2)	Incident Announcement to be sent by WHG within 120 minutes from incident detection. Updates sent every 60 minutes until incident mitigation	Major business impact (i.e., major function not working)	IT Support respond, assess the situation, may interrupt other staff working on medium priority jobs for assistance. Emergency fixes and workarounds to be considered.	Response: two (2) hours of receipt of an Incident. The Parties will agree a timetable for status reporting until resolution.

Minor (level 3)	Email notification	Minor business impact (i.e., non-major functions not working)	Respond using standard procedures.	Response: Twenty-Four (24) hours of receipt of an Incident. The parties will agree a timetable for status reporting until resolution.
Schedule 3-5

5.	INCIDENT REPORTING PROCEDURE

5.1	Business Critical & Major Incidents (Level 1 and 2)

5.1.1	Incidents detected by the Customer shall be reported by the Customer to WHG’s IT Support via IT Support email or appropriate Slack Channel.

5.1.2	Incidents detected by WHG shall be reported by WHG to the Customer’s Prime Contact or equivalent immediately via email or appropriate Slack Channel.

5.1.3	Without limiting the foregoing, the Customer may require WHG to formulate a remedy plan (for level 1 and/or 2 Incidents only), in which case WHG shall, within a reasonable timescale (having regard to the severity of the impact of the Incident), formulate and provide to the Customer a remedy plan which shall include the following:

•	set out the known or suspected causes of the Incident;

•	identify the remedial actions which WHG shall take in relation to the Incident in order to ensure that the performance of the Service is restored as soon as possible; and

•	provide a proposed, high-level timetable for the completion of such identified remedial actions if such Incident is ongoing for more than sixty (60) minutes.

5.1.4	Within two (2) Business Days of resolving an Incident, WHG shall send an incident report to the Customer inclusive of at a minimum, the reason(s) for the incident and actions taken to prevent a similar incident again.

5.2	Minor Priority Incidents (Level 3)

5.2.1	Incidents detected by the Customer shall be reported by the Customer to WHG’s incident management system or via email.

5.2.2	Incidents detected by WHG shall be reported by WHG to the Customer’s Prime Contact or equivalent via email.

Schedule 3-6

6.	CUSTOMER RESPONSIBILITIES IN RELATION TO THE SLA

The Customer agrees to comply with the following obligations:

6.1	Before reporting a problem to WHG, the Customer shall perform first level problem determination to confirm that the problem experienced by the Customer is not connected with the Customer’s applications or local area network.

6.2	If the Customer is unable to confirm the root cause or determine that the problem is related to the Service provided by WHG, WHG requires prerequisite problem description information to properly conduct trouble shooting. The Customer must report:

•	When the problem started;

•	Description of the symptoms; and

•	Any other pertinent information related to the problem.

6.3	The Customer’s point of contact for all communications concerning this SLA shall be its Prime Contact, unless notified otherwise by the Customer in writing.

6.4	The Customer agrees to provide all reasonable assistance to cooperate with WHG’s personnel during the troubleshooting.

6.5	The Customer agrees to notify WHG (as soon as practicable after it becomes aware) if the Incident is solved or if the Incident has been located on hardware/software not provided by WHG.

6.6	The Customer must inform WHG in advance about planned service maintenance or other actions that affect (or may affect) the PAM Services.

7.	SERVICE CREDITS

7.1	If the Service Availability in any Monthly Period (as calculated in accordance with paragraph 2.1 above) fails to meet or exceed ninety-nine and seven-tenths percent (99.7%), then the Customer shall be entitled to a credit against its next invoice which shall, subject to paragraph 7.4 below, be calculated as a percentage of the Platform Fee, as applicable payable to WHG in respect of the corresponding Monthly Period (“Service Credit”).

7.2	WHG shall promptly apply Service Credits against the Platform Fee payable to WHG for the subsequent Monthly Period.

7.3	Any Service Credits shall be calculated by reference to the following table: [****]

Schedule 3-7

7.4	For the purpose of calculating any Service Credits due pursuant to paragraph 7.3, the amount due shall be the applicable percentage of the Platform Fee corresponding to the Net Gaming Revenue in respect of:

7.4.1	only those States within the Territory in which there was any Non-Excusable Downtime during the applicable month; and

7.4.2	only the percentage of End Users actually affected (based on previous trends) by Non-Excusable Downtime on either iOS, Android or web (as applicable) during the relevant month.

7.5	The Customer acknowledges that the liquidated damages set out in this paragraph 7 are a genuine pre-estimate of the loss likely to be suffered by the Customer and shall be the Customer’s sole and exclusive remedy for WHG’s failure to meet the Service Availability requirements set out in this SLA.

Schedule 3-8

SCHEDULE 4

RATE CARD

[****].

The Customer agrees and acknowledges that the rate outlined directly above shall increase annually by an amount equivalent to any increase in the US CPI.

Schedule 4-1

SCHEDULE 5

HARDWARE PLATFORM AND HOSTING FEES

(i)	Hosting Fees: The Customer shall be responsible for contracting directly with the Approved Host Provider in order to provide the Data Warehouse. The Customer warrants and represents that it shall maintain for the duration of the Term all required access and permissions from the Approved Host Provider required for WHG to provide the Services. In the event Customer fails to provide or maintain such access WHG shall not be liable for any breach of the SLA or delay in the Initial Launch Date.

(ii)	AWS Outpost (Hardware Platform): The Customer may select from the following options (If no option is selected the default option will be five years):

☒A one (1) year commitment period at USD [****] per State

This AWS Outpost Fee shall be payable to WHG upfront in full, prior to WHG entering into any agreement with AWS. All Fees for any renewal period for the AWS Outpost agreement shall be payable upfront in full at least 60 days in advance of the Renewal. WHG expects to enter into this agreement with AWS approximately 2 months priors to the Initial Launch Date. WHG shall not be liable for any delay as a result of a delay in payment of the AWS Outpost Fee by the Customer.

The Customer acknowledges that where the cost of providing the AWS Outpost increases to WHG, WHG may increase the cost associated with providing such AWS Outpost to Customer by the same percentage as the increase to WHG.

(iii)	AWS Hub (Environments are Staging, Development, Audit and Production): USD [****] per Monthly Period for the Initial States, plus USD [****] per Monthly Period per Additional State. (Estimate only. Fees are dependent on volume of traffic so can be higher. Costs shall be invoiced at the actual third-party cost incurred).

Schedule 5-1

SCHEDULE 6

CUSTOMER UI

[****]

Schedule 6-1

EXECUTED BY

SIGNATURE:	/s/ Phil Gelvan
PRINT NAME:	Phil Gelvan
TITLE:	Chief Executive Officer

DATE: 2/7/2025

On behalf of WHITE HAT GAMING LIMITED

EXECUTED BY

SIGNATURE:	/s/ Bruce A. Cassidy
PRINT NAME:	Bruce A. Cassidy
TITLE:	Chief Executive Officer

DATE: 2/5/2025

On behalf of VIP PLAY, INC.